Exhibit 99.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CITRIX SYSTEMS, INC.,

BERINGER ACQUISITION CORPORATION,

BYTEMOBILE, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS THE HOLDER REPRESENTATIVE

Dated as of May 31, 2012

This Agreement and Plan of Merger (the “Agreement”) contains representations and warranties that Citrix Systems, Inc. or its permitted assignees (“Citrix”), Bytemobile, Inc. (“Bytemobile”) and Beringer Acquisition Corporation made to one another. These representations and warranties were made only for the purposes of the Agreement and solely for the benefit of Bytemobile and Citrix as of specific dates, may be subject to important limitations and qualifications agreed to by Bytemobile and Citrix and included in confidential disclosure schedules provided by Bytemobile to Citrix in connection with the signing of the Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between Bytemobile and Citrix instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Agreement by Citrix with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, Bytemobile and Citrix.

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TABLE OF CONTENTS

ARTICLE I	THE MERGER	2

1.1.	The Merger	2

1.2.	Effective Time	2

1.3.	Effect of the Merger	2

1.4.	Certificate of Incorporation; By-laws	2

1.5.	Directors and Officers	3

1.6.	Merger Consideration; Effect on Company Capital Stock; Escrow; Adjustment	3

1.7.	Dissenting Shares	7

1.8.	Surrender of Certificates	8

1.9.	No Further Ownership Rights in Company Capital Stock	9

1.10.	Lost, Stolen or Destroyed Certificates	9

1.11.	Payoff of Loans	9

1.12.	Taking of Necessary Action; Further Action	10

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10

2.1.	Organization of the Company	10

2.2.	Authority	10

2.3.	No Conflict	11

2.4.	Consents	12

2.5.	Subsidiaries	12

2.6.	Company Capital Structure	14

2.7.	Company Financial Statements and Internal Controls	17

2.8.	No Undisclosed Liabilities	18

2.9.	Absence of Certain Changes	18

2.10.	Accounts Receivable; Bank Accounts	21

2.11.	Restrictions on Business Activities	22

2.12.	Real Property; Leases	22

2.13.	Assets; Absence of Liens and Encumbrances	23

2.14.	Intellectual Property	23

2.15.	Product Warranties; Services	28

2.16.	Company Contracts	29

2.17.	Change of Control Agreements	32

2.18.	Interested Party Transactions	32

2.19.	Compliance with Laws	33

2.20.	Litigation	34

2.21.	Insurance	34

2.22.	Minute Books and Records	35

2.23.	Environmental Matters	35

2.24.	Brokers’ and Finders’ Fees	36

2.25.	Employee Plans	36

2.26.	Employment Matters	39

2.27.	Tax Matters	42

2.28.	Significant Customers	45

2.29.	Company Customer Information	45

2.30.	Governmental Authorization	46

2.31.	Corrupt Practices; Questionable Payments	46

2.32.	Conflict Minerals	46

2.33.	Representations Complete	47

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	47

3.1.	Organization of Buyer and Merger Sub	47

3.2.	Authority	47

3.3.	Consents	48

3.4.	No Conflict	48

ARTICLE IV	CERTAIN COVENANTS	48

4.1.	Conduct of Business of the Company and the Subsidiaries	48

4.2.	Access to Information	50

4.3.	Confidentiality	50

4.4.	Public Disclosure	50

4.5.	Consents	51

4.6.	Antitrust Filings	51

4.7.	Conditions to the Transactions; Further Assurances	52

4.8.	Notification of Certain Matters	52

4.9.	Termination of Certain Contracts; Notices	52

4.10.	No Solicitation	53

4.11.	Employment Matters	54

4.12.	Section 280G	54

4.13.	Tax Matters	55

4.14.	Company Options; Company Warrants	56

4.15.	Indemnification of Directors and Officers of the Company	57

4.16.	Resignation of Officers, Directors and Advisory Board Members	58

4.17.	Stockholder Approval	58

4.18.	Buyer Equity Incentives	59

4.19.	Conversion of Company Preferred Stock	59

4.20.	Notice of Appraisal Rights	59

4.21.	Financial Statements of JV	60

4.22.	Certain Agreements	60

4.23.	Export Laws	60

4.24.	Certain Deliveries	60

ARTICLE V	CONDITIONS TO THE MERGER	60

5.1.	Conditions to Obligations of Each Party to Effect the Merger	60

5.2.	Additional Conditions to Obligations of the Company	61

5.3.	Additional Conditions to the Obligations of Buyer and Merger Sub	61

ARTICLE VI	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; LIMITATIONS	64

6.1.	Survival of Representations, Warranties and Covenants	64

6.2.	Indemnification	65

6.3.	Limitations	67

6.4.	Procedures	69

6.5.	Merger Consideration Adjustment	71

6.6.	Holder Representative; Power of Attorney	71

6.7.	No Subrogation	73

6.8.	No Prejudice	73

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	74

7.1.	Termination	74

7.2.	Effect of Termination	75

7.3.	Amendment	75

7.4.	Extension; Waiver	75

ARTICLE VIII	DEFINITIONS, CONSTRUCTION, ETC	75

8.1.	Definitions	75

ARTICLE IX	GENERAL PROVISIONS	89

9.1.	Notices	89

9.2.	Construction	90

9.3.	Entire Agreement	91

9.4.	Severability	91

9.5.	Specific Performance	91

9.6.	Expenses	91

9.7.	Successors and Assigns; Assignment; Parties in Interest	92

9.8.	Waiver	92

9.9.	Governing Law; Venue	92

9.10.	Certain Waivers	93

9.11.	Other Remedies	93

9.12.	Counterparts; Facsimile Delivery	94

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Exhibits

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Letter of Transmittal

Exhibit D	Form of Option Cancellation Letter

Exhibit E	Form of Legal Opinion of Fenwick & West LLP

Exhibit F	Form of Company Warrant Termination Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 31, 2012 (the “Agreement Date”), by and among Citrix Systems, Inc., a Delaware corporation (or an Affiliate designated by Citrix Systems, Inc. in writing prior to the Closing) (“Buyer”), Beringer Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Bytemobile, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Holder Representative.

RECITALS

A. Buyer, Merger Sub and the Company intend to effectuate a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and, to the extent applicable, the California Corporations Code (the “CCC”), with the Company to be the surviving corporation of the Merger.

B. The Company Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) adopted and approved this Agreement, the Merger and the other Transactions and (iii) resolved to recommend that the Stockholders adopt and approve this Agreement, the Merger and the other Transactions (collectively, the “Company Board Approval”).

C. Concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, certain Stockholders have entered into a voting agreement with Buyer.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s and Merger Sub’s willingness to enter into this Agreement, certain Employees (the “Signing Employees”) have entered into with Buyer an Employment Agreement, a Confidential Information, Inventions Assignment and Noncompetition Agreement and a General Release (collectively, the “Signing Employee Agreements”), in each case which shall by their terms become effective upon the Effective Time.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL and, to the extent applicable, the CCC, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Buyer. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2. Effective Time. Unless this Agreement is earlier terminated pursuant to Section 7.1, the consummation (the “Closing”) of the Merger and the other transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transactions”) will take place as promptly as practicable, but no later than three (3) Business Days, following the satisfaction or waiver of the conditions set forth in Article V (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Bingham McCutchen LLP, One Federal Street, Boston, Massachusetts unless another place or time is agreed to by Buyer and the Company. Notwithstanding the foregoing, if pursuant to the immediately preceding sentence the Closing would occur during the period beginning on the day that is ten (10) Business Days prior to the end of a fiscal quarter of Citrix Systems, Inc. and ending on the last day of such fiscal quarter, then the Closing shall instead take place on the Business Day immediately following the last day of such fiscal quarter or on such other date as Buyer and the Company may agree, subject nonetheless to the satisfaction or waiver of the conditions set forth in Article V. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”). The Closing shall be deemed effective as of 11:59 PM Pacific time on the Closing Date.

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Corporation.

1.4. Certificate of Incorporation; By-laws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form set forth on Exhibit A until thereafter amended as provided by applicable Law and such Certificate of Incorporation.

(b) At the Effective Time, the By-laws of Merger Sub shall be the By-laws of the Surviving Corporation until thereafter amended.

1.5. Directors and Officers. At the Effective Time and by virtue of the Merger, the director(s) of Merger Sub immediately prior to the Effective Time shall become the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time and by virtue of the Merger, the officers of Merger Sub immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the By-laws of the Surviving Corporation.

1.6. Merger Consideration; Effect on Company Capital Stock; Escrow; Adjustment.

(a) Merger Consideration. The maximum aggregate consideration to be paid by Buyer and Merger Sub in the Merger (the “Merger Consideration”) shall be an amount, subject to adjustment pursuant to Section 1.6(e), equal to: (1) $435,000,000, (2) minus the Estimated Indebtedness, if any, as set forth on the Allocation Certificate, (3) minus the Working Capital Deficiency, if any, or plus the Working Capital Excess, if any, as set forth on the Allocation Certificate, and (4) minus the Pre-Closing Special Litigation Matter Resolution Amount (if any). The Merger Consideration shall be paid in cash (without interest).

(b) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Stockholders:

(i) Cancellation of Company-Owned Stock. Each share of Company Capital Stock owned by the Company or any direct or indirect wholly owned subsidiary of the Company at the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(ii) Company Capital Stock. Each share of Company Capital Stock issued and outstanding at the Effective Time (other than Dissenting Shares or as set forth in Section 1.6(b)(i)) will be cancelled and extinguished and be converted into the right to receive an amount in cash, without interest, equal to the Per Share Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement, including the escrow contribution provisions set forth in Section 1.6(c) and the indemnification provisions set forth in Article VI hereof.

(iii) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

(c) Escrow. At Closing, Buyer shall deposit with the Escrow Agent a portion of the Merger Consideration equal to the sum of the Indemnification Escrow Amount plus the Special Litigation Escrow Amount plus the Holder Representative Escrow Amount. The Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount shall be held in trust by the Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit B (the “Escrow Agreement”) and shall be released in accordance with the terms thereof. The parties hereto hereby acknowledge and agree that the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount each shall be treated as an installment obligation for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterization. Notwithstanding the foregoing, the provisions in this Section 1.6(c) with respect to the Special Litigation Escrow Amount shall not apply if there is a Special Litigation Matter Resolution prior to the Closing.

(d) Allocation Certificate. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Allocation Certificate”) signed by the Chief Executive Officer of the Company certifying as to the accuracy and completeness, in each case as of the Closing, of:

(i) an estimated unaudited consolidated balance sheet (the “Estimated Closing Date Balance Sheet”) of the Company and the Subsidiaries as of 11:59 PM Pacific time on the Closing Date, which Estimated Closing Date Balance Sheet shall (1) be substantially in the form of the Company Balance Sheet, (2) be prepared in accordance with GAAP (except for the absence of footnotes) on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet and (3) set forth the Company’s estimate of (A) the Working Capital (the “Estimated Working Capital”), (B) the Working Capital Deficiency or Working Capital Excess, as applicable, and (C) the aggregate Indebtedness of the Company and the Subsidiaries (the “Estimated Indebtedness”), in each case as of 11:59 PM Pacific time on the Closing Date and as derived from the Estimated Closing Date Balance Sheet;

(ii) the aggregate unpaid Acquisition Expenses, together with a description and the amount of each element thereof and check mailing and wire instructions with respect to each element thereof, including the amount of each Banker Fee;

(iii) an itemization of each element of the Estimated Indebtedness, including the Loans;

(iv) the Company’s calculation of the Merger Consideration, the Fully Diluted Common Stock Outstanding, the Aggregate Option Exercise Price, the Aggregate Warrant Exercise Price, the Per Share Merger Consideration, the number of Company Warrants, the aggregate amount of all Company Warrant Payments, the number of Company Options, and the aggregate amount of all Company Option Payments;

(v) (1) the identity and mailing address of each record holder of Company Capital Stock and the number and type of shares of Company Capital Stock held by each such Stockholder; (2) the identity and mailing address of record of each holder of a Company Option, the number of shares of Company Common Stock subject to the Company Options held by such holder, the date of grant, the exercise prices and vesting schedules thereof, and the number of shares of Company Common Stock subject to each Company Option that is qualified as an “incentive stock option” under Section 422 of the Code; and (3) the identity and mailing address of each record holder of a Company Warrant, the number and type of shares of Company Capital Stock subject to the Company Warrants held by such holder, and the date of grant, the exercise prices and vesting schedules (if applicable) thereof;

(vi) (1) the Merger Consideration to be paid to each Stockholder (net of such Stockholder’s Pro Rata Share of the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount) with respect to each Certificate held by such Stockholder; (2) the Merger Consideration to be paid to each Stockholder with respect to each Certificate held by such Stockholder (inclusive of such Stockholder’s Pro Rata Share of the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount); (3) each Holder’s Pro Rata Share; (4) each Holder’s Pro Rata Share of the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount, respectively, expressed as a dollar amount and as a percentage; (5) the Company Option Payment due to each holder of a Company Option; (6) the Company Warrant Payment due to each holder of a Company Warrant (net of such holder’s Pro Rata Share of the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount) with respect to each Company Warrant held by such holder; and (7) the Company Warrant Payment due to each holder of a Company Warrant (inclusive of such holder’s Pro Rata Share of the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount) with respect to each Company Warrant held by such holder. Notwithstanding the foregoing, the provisions in this Section 1.6(d)(vi) with respect to the Special Litigation Escrow Amount shall not apply if there is a Special Litigation Matter Resolution prior to the Closing.

The Company shall give Buyer timely access to all supporting workpapers used in the preparation of the Estimated Closing Date Balance Sheet and the Allocation Certificate, which Allocation Certificate, when approved by Buyer, shall be deemed the definitive calculation of the Merger Consideration payable to the Stockholders, the Company Warrant Holders and holders of Company Options in connection with the Merger and the disbursement thereof.

(e) Adjustment to Merger Consideration.

(i) Within ninety (90) days following the Closing Date, Buyer and/or the Surviving Corporation shall prepare and deliver to the Holder Representative an unaudited consolidated balance sheet (the “Closing Date Balance Sheet”) of the Company and the Subsidiaries as of 11:59 PM Pacific time on the Closing Date. The Closing Date Balance Sheet shall be substantially in the form of the Company Balance Sheet and shall be prepared in accordance with GAAP (except for the absence of footnotes) and on a basis consistent with and utilizing the same principles, practices and policies as those used in preparing the Company Balance Sheet to the extent that those principles, practices and policies are consistent with GAAP. The Closing Date Balance Sheet shall set forth the Working Capital (the “Closing Working Capital”)and the aggregate Indebtedness of the Company and the Subsidiaries (the “Closing Indebtedness”), in each case as of 11:59 PM Pacific time on the Closing Date, each as derived from the Closing Date Balance Sheet. The Holder Representative shall be given timely access to all supporting workpapers used in the preparation of the Closing Date Balance Sheet.

(ii) The Holder Representative may dispute any amounts reflected on the Closing Date Balance Sheet or the calculation of Closing Working Capital or Closing

Indebtedness by notifying Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail (to the extent such information is available to the Holder Representative at such time), the basis for such dispute, within thirty (30) days of Buyer’s or the Surviving Corporation’s, as the case may be, delivery of the Closing Date Balance Sheet pursuant to Section 1.6(e)(i) above. If the Holder Representative delivers a notice of disagreement within such thirty (30)-day period, the Holder Representative and Buyer shall, during the forty-five (45) days following such delivery, each use good faith efforts to reach agreement on the disputed items or amounts in order to finally determine the Closing Date Balance Sheet, Closing Working Capital and/or Closing Indebtedness. If the Holder Representative and Buyer are unable to reach agreement concerning the Closing Date Balance Sheet, Closing Working Capital and/or Closing Indebtedness during such forty-five (45)-day period, they shall promptly thereafter submit the dispute to the Accounting Referee for resolution pursuant to Section 1.6(f).

(iii) The Closing Date Balance Sheet, Closing Working Capital and Closing Indebtedness shall be deemed conclusively determined for purposes of this Agreement upon the date (the “Determination Date”) that is the earlier to occur of (1) the failure of the Holder Representative to notify Buyer of a dispute within thirty (30) days of delivery of the Closing Date Balance Sheet as set forth in Section 1.6(e)(ii) above, (2) the written resolution of all disputes pursuant to Section 1.6(e)(ii) by Buyer and the Holder Representative, and (3) the resolution of all disputes by the Accounting Referee pursuant to Section 1.6(f). Within three (3) Business Days of the Determination Date: if the difference of (A) the Closing Working Capital plus the Closing Indebtedness minus (B) the Estimated Working Capital plus the Estimated Indebtedness is not zero, then (1) to the extent such difference is negative (the absolute value of such negative amount, the “Buyer Adjustment Amount”), the Holder Representative and Buyer shall jointly instruct the Escrow Agent in writing to transfer from the Indemnification Escrow Amount to Buyer an amount equal to the Buyer Adjustment Amount, and the Buyer Adjustment Amount shall be deemed a decrease to the Merger Consideration, and (2) to the extent such difference is positive (such positive amount, the “Holder Adjustment Amount”), Buyer shall pay or cause to be paid the Holder Adjustment Amount to the Paying Agent for distribution to the Holders in proportion to their Pro Rata Shares, and the Holder Adjustment Amount shall be deemed an increase to the Merger Consideration. For purposes of the calculations set forth in this Section 1.6(e)(iii) the Estimated Indebtedness and Closing Indebtedness shall be treated as negative amounts.

(f) Adjustment Dispute Resolution. If the Holder Representative and Buyer are unable to reach agreement concerning the Closing Date Balance Sheet, Closing Working Capital and/or Closing Indebtedness pursuant to Section 1.6(e), they shall submit such dispute to Deloitte LLP or, if not available, such other nationally recognized independent accounting expert selected by Buyer and reasonably acceptable to the Holder Representative (the “Accounting Referee”) for resolution pursuant to this Section 1.6(f) and instruct the Accounting Referee to review the disputed items or amounts for the purpose of final determination of the Closing Date Balance Sheet, Closing Working Capital and/or Closing Indebtedness, as the case may be. In making such determination and calculations, the Accounting Referee shall consider only those items or amounts in the Closing Date Balance Sheet and/or Buyer’s calculation of Closing Working Capital and/or Closing Indebtedness as to which the Holder Representative has disagreed in writing. Buyer and the Holder Representative shall instruct the Accounting Referee to use its commercially reasonable efforts to deliver to the Holder Representative and Buyer as promptly as practicable (but in no event later than thirty (30) days after submission) a report setting forth the Accounting Referee’s calculation of the disputed amounts. Such report shall be final and binding upon the Holder Representative, the Holders, the Company Warrant Holders, the holders of Company Options, Buyer and the Surviving Corporation and the resulting Closing Date Balance Sheet and calculation of Closing Working Capital and Closing Indebtedness shall be final for all purposes of this Agreement. The fees and expenses of the Accounting Referee shall be paid 50% by the Holders and 50% by Buyer; provided, that if the difference between the Buyer Adjustment Amount or Holder Adjustment Amount, as applicable, that would have resulted from the use of the proposed calculations of one of the parties hereto (the “Erroneous Party”) compared to the final determination of the Accounting Referee is more than twice as great as the difference between the Buyer Adjustment Amount or Holder Adjustment Amount, as applicable, that would have resulted from the use of the other party’s proposed calculations compared to the final determination of the Accounting Referee, the Erroneous Party shall pay all of the fees and expenses of the Accounting Referee. Buyer and the Holder Representative shall instruct the Escrow Agent to withdraw from the Indemnification Escrow Amount the portion of such fees and expenses for which the Holders are responsible and Buyer and the Holder Representative shall jointly instruct the Escrow Agent in writing to transfer such amount from the Indemnification Escrow Amount to Buyer.

(g) Withholding Rights; Deductions from Merger Consideration. Each of the Surviving Corporation, Buyer, the Payment Agent and the Escrow Agent shall be entitled to deduct and withhold from any payment to any Person under this Agreement, the Company Incentive Plans, the Company Options, the Option Cancellation Letters, the Company Warrants, the Company Warrant Termination Letters, or any Related Agreements such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Transactions or the exercise, cancellation or cash out of any Company Stock Right or the vesting of Company Restricted Stock under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld or deducted, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. The Surviving Corporation, Buyer, the Payment Agent or the Escrow Agent, as the case may be, shall pay over to the appropriate Governmental Entity amounts withheld under this Section 1.6(g).

1.7. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who demands and perfects appraisal or dissenters’ rights for such shares in accordance with the DGCL or the CCC (if applicable) and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL or the CCC (if applicable).

(b) If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal or dissenters’ rights under the DGCL or the

CCC, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration pursuant to and subject to Section 1.6 (subject to the escrow contribution provisions of Section 1.6(c) and the indemnification provisions set forth in Article VI hereof) without interest thereon upon surrender of the certificate representing such shares.

(c) The Company shall give Buyer (i) prompt written notice of any written demands for appraisal or demands for purchase of any shares of Company Capital Stock pursuant to the exercise of appraisal or dissenters’ rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL or the CCC on the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or demands for purchase under the CCC. The Company shall not, except with the prior written consent of Buyer, voluntarily make or agree to make any payment with respect to any demands for appraisal of Company Capital Stock, or settle or offer to settle any such demands.

1.8. Surrender of Certificates.

(a) Agent. Prior to the Effective Time, Buyer shall designate Wells Fargo Bank, National Association, or another Person reasonably acceptable to the Company to act as Payment Agent (the “Payment Agent”) in the Merger for the Merger Consideration.

(b) Exchange Procedures. As soon as practicable after the Closing Date, Buyer shall cause to be delivered to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, a letter of transmittal substantially in the form of Exhibit C (the “Letter of Transmittal”). Following the Effective Time and delivery to the Payment Agent of a duly completed and validly executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, each Stockholder shall be entitled to receive in exchange therefor the portion of the Merger Consideration to which such Stockholder is entitled pursuant to Section 1.6 (subject to the escrow contribution provisions of Section 1.6(c)) and the Certificate(s) so surrendered shall be cancelled. Following the Effective Time, until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the portion of Merger Consideration as provided in this Article I.

(c) Buyer to Provide Cash to Payment Agent. On or before the first (1st) Business Day following the Closing Date, Buyer shall deposit with the Payment Agent (i) for exchange in accordance with this Section 1.8, the cash payable pursuant to Section 1.6 as Merger Consideration in exchange for outstanding shares of Company Capital Stock (less the amount described in clause (y) below), (ii) for exchange in accordance with Section 4.14(d) and the Company Warrant Termination Letters, the cash payable as Company Warrant Payments pursuant to Section 4.14(d) and the Company Warrant Termination Letters and (iii) for exchange in accordance with Section 4.14(b) and the Option Cancellation Letters, the cash payable as Company Option Payments pursuant to Section 4.14(b) and the Option Cancellation Letters to

holders of Company Options that are not current Employees as of the Closing Date; provided, however, that Buyer shall (x) deposit on behalf of the Holders the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount with the Escrow Agent pursuant to Section 1.6(c) and (y) with respect to the Officer Loans, pay to the Company on behalf of the Borrower the aggregate of all Final Loan Payoff Amounts as those terms are defined in the Offset Agreement and Payment Acknowledgments. Notwithstanding the foregoing, the provisions in this Section 1.8(c) with respect to the Special Litigation Escrow Amount shall not apply if there is a Special Litigation Matter Resolution prior to the Closing.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Payment Agent, the Escrow Agent, Buyer, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official in compliance with any applicable abandoned property, escheat or similar Law

1.9. No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid or payable upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding at the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be returned to the presenter for exchange in accordance with the exchange procedures set forth in Section 1.8.

1.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration required pursuant to Section 1.6 (subject to the escrow contribution provisions of Section 1.6(c)) at the times set forth in Article I; provided, that Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a non-refundable bond in such amount as Buyer may reasonably direct as indemnity or to otherwise agree to provide an indemnity reasonably acceptable to Buyer against any claim that may be made against Buyer, the Surviving Corporation, the Escrow Agent or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed and make any processing fee payments to the Payment Agent.

1.11. Payoff of Loans. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a payoff letter in form and substance reasonably satisfactory to Buyer (each a “Payoff Letter” and collectively, the “Payoff Letters”) executed by (i) the applicable Lender with respect to each Loan and that reflects the repayment of each such Loan in an amount equal to the amount of Indebtedness with respect to such Loan as set forth on the Allocation Certificate and (ii) the applicable Person entitled to any Banker Fee that reflects payment in full of each such Banker Fee in an amount equal to the Banker Fees as set forth on the Allocation Certificate. On the Closing Date but after the Closing, Buyer shall, or shall cause the Surviving Corporation to, (i) repay each Loan by paying to each Lender the amount of Indebtedness with respect to such Loan and (ii) pay each Banker Fee by paying the applicable Person the amount of such Person’s Banker Fee as set forth on the Allocation Certificate and the applicable Payoff Letter.

1.12. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the Agreement Date and delivered herewith by the Company to Buyer (the “Company Schedules”) corresponding to the applicable section and subsection or clause of this Article II (the “Applicable Article II Provision”) (or disclosed in any other section, subsection or clause of the Company Schedules; provided, that it is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to the Applicable Article II Provision), the Company hereby represents and warrants to each of Buyer and Merger Sub as of the Agreement Date and as of the Closing as follows:

2.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2.1(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Buyer an accurate and complete copy of the Company’s Organizational Documents, each as amended as of the Agreement Date and in full force and effect on the Agreement Date. The Company has not violated its Organizational Documents in any material respect. Schedule 2.1(b) lists every state or foreign jurisdiction in which the Company has facilities, maintains an office, branch or permanent establishment or has a current Employee, agent, consultant or contractor. Neither the Company nor its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

2.2. Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger, the Option Cancellation Letters, the Warrant Termination Letters and each of the other agreements, certificates or documents contemplated hereby or thereby (the “Related Agreements”) to which it is or will be a party and, subject to obtaining the Transaction Approvals, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Company Board for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Merger and the other Transactions. The approval of this Agreement and the Related Agreements and the Transactions, including the Merger, by Stockholders holding greater than (1) a majority of the total number of issued and outstanding shares of Company Preferred Stock voting together as a single class, (2) a majority of the total number of issued and outstanding shares of Company Common Stock voting together as a single class, and (3) a majority of the total number of issued and outstanding shares of Company Common Stock and Company Preferred Stock voting together as a single class on an as-converted basis constitutes all of the votes, consents and approvals required of the Stockholders for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Merger and the other Transactions (the “Transaction Approvals”). As of the Closing Date, the Company will have delivered to Buyer certified copies of the Company Board Approval and the Transaction Approvals and as of such date neither the Company Board Approval nor the Transaction Approvals will have been revoked, rescinded or amended.

(b) This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of each of the Related Agreements they will at Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

2.3. No Conflict. Assuming the consents, waivers and approvals set forth on Schedule 2.4(b) are properly obtained, the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the Transactions, do not and will not materially conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien (other than any Permitted Lien) upon any of the Company’s or any of the Subsidiaries’ properties or assets (tangible or intangible), or cause the Company or any of the Subsidiaries to become subject to, or liable for, the payment of any Tax under (i) any provision of the Organizational Documents of the Company or any of the Subsidiaries, (ii) any Disclosable Contract, in any material respect, (iii) any Company Authorization or (iv) in any material respect any Law applicable to the Company or any of the Subsidiaries or any of their respective properties or assets (whether tangible or intangible).

2.4. Consents.

(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company or any of the Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party or the consummation by the Company and the Subsidiaries of the Transactions, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under the HSR Act and any other applicable antitrust or competition Laws (collectively, “Antitrust Laws”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) notices to Stockholders required by the DGCL and the Company Certificate of Incorporation.

(b) Schedule 2.4(b) sets forth all notices to, and all consents, waivers and approvals of, parties to any Disclosable Contract to which the Company or any of the Subsidiaries is a party or by which they or their properties are bound that are required thereunder in connection with the Transactions, or for any such Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties, payments or other obligations which the Company or any of the Subsidiaries, as the case may be, would otherwise be required to pay or perform pursuant to the terms of such Contracts had the Transactions not occurred) after the Effective Time so as to preserve all material rights of, and benefits to, the Surviving Corporation and the Subsidiaries, as the case may be, under such Contracts from and after the Effective Time.

2.5. Subsidiaries.

(a) Except as set forth on Schedule 2.5(a) (each Person set forth on Schedule 2.5(a) or required to be set forth on Schedule 2.5(a) a “Subsidiary” and collectively the “Subsidiaries”): (i) the Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person; (ii) the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement; and (iii) the Company does not have, directly or indirectly, any permanent establishment, registered office, branch office or representative office in any jurisdiction outside of the United States.

(b) Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary that is a permanent establishment, branch office or representative office is in material compliance with all applicable registration and filing requirements and has all licenses and permits and has made all filings required by applicable Law. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted in all material respects. Each Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 2.5(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Buyer an accurate and complete (i) copy of each Subsidiary’s Organizational Documents, each as amended as of the Agreement Date and in full force and effect on the Agreement Date and (ii) list of each director and officer of each of the Subsidiaries since incorporation. None of the Subsidiaries has violated its Organizational Documents in any material respect. Schedule 2.5(a) lists, with respect to each Subsidiary, every jurisdiction in which such Subsidiary has facilities, maintains an office, branch or permanent establishment or has a current Employee, agent, consultant or contractor. None of the Subsidiaries or their respective predecessors have conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, “d/b/a”, trade name or other name.

(c) Each Subsidiary is in compliance with all applicable Laws in all material respects. Each Subsidiary has timely made all required filings and made all necessary deposits and paid all required fees with all applicable Governmental Entities, has all necessary licenses, certificates and permits, has timely and properly filed or registered all financial statements, accounts or other Contracts, including leases, and is properly licensed and registered to conduct its business as currently conducted. Each Subsidiary has timely and accurately made all required statutory filings and paid all necessary Taxes, including stamp duties and value added tax (VAT), and all employment related payments and withholdings. Each Subsidiary has timely and properly filed or registered all information with regards to its ownership, management, Board of Directors or similar governing body, shareholders, managers or similar information which it is required to provide to any Governmental Entity.

(d) The authorized and issued capital of each of the Subsidiaries (in the case of the Shanghai JV, its total “registered capital” as approved), including the identity of each holder of any outstanding equity interest therein, is set forth on Schedule 2.5(d). All of the outstanding capital stock of, or other equity or ownership interests in, each of the Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests other than, in the case of the Shanghai JV, pre-emptive rights conferred as a matter of Chinese Law upon the joint venture partner of the Shanghai JV). There are no outstanding (i) Company Securities or securities of any of the Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or equity or ownership interests in any of the Subsidiaries (“Subsidiary Securities”) or (ii) Security Rights for any Subsidiary Securities. There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All of the outstanding Subsidiary Securities have been duly authorized and are validly issued, fully paid and non-assessable (and in the case of the Shanghai JV, the “registered capital” of the Shanghai JV (as subscribed by the Company or a Subsidiary) has been expressly approved to be payable by the Company, directly or indirectly, in the Dollar equivalent of the Chinese currency RMB amount set forth in the Shanghai JV’s Organizational Documents from outside China and has since been fully paid-in in a timely manner in accordance with the approved “capital contribution schedules” (with no “late fee” of any kind due or payable) and verified as such by a duly licensed Chinese accounting firm, and otherwise in compliance with applicable Chinese Law) and the Company, directly or indirectly, has in its possession and control duly issued capital contribution verification report(s) covering such contribution(s) and such report(s) has been duly filed with the relevant Government Entity in a timely manner.

There are no restrictions nor cap on the percentage of the “registered capital” to which the Company, directly or indirectly, may subscribe and own under China’s Laws relating to foreign investment within the scope of the business as approved and reflected in the Shanghai JV’s business license.

(e) The Shanghai JV and each of its branch(es) and predecessor entities, if any, have been duly established with the requisite approval from and timely registration with the relevant and authorized Governmental Entities in China. In relation to such establishment, the Shanghai JV has in its possession and control the following documents duly issued by the relevant authorized Government Entities in China and all such documents remain un-amended and are in full force and effect: (1) an approval letter; (2) an approval certificate (including one original and one duplicate); (3) a business license (including one original and one duplicate); (4) the joint venture contract as approved; (5) the Articles of Association as approved; and (6) all required post-establishment filings and registration certificates (including an organization code certificate, a tax registration certificate, a foreign exchange registration certificate, a finance registration certificate (including one original and one duplicate) and a customs registration certificate). The Company has delivered to the Company true and complete copies of the Organizational Documents of the Shanghai JV.

2.6. Company Capital Structure.

(a) The authorized capital stock of the Company consists of 139,224,475 shares, consisting of: 90,000,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of which 16,517,013 shares are issued and outstanding as of the Agreement Date; and 49,224,475 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). Of the authorized Company Preferred Stock: (i) 12,290,420 shares have been designated Series A Preferred Stock (the “Series A Preferred Stock”), of which 12,290,420 shares are issued and outstanding as of the Agreement Date, (ii) 8,700,000 shares have been designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), of which 3,200,000 shares are issued and outstanding as of the Agreement Date, (iii) 20,053,882 shares have been designated Series B Preferred Stock (the “Series B Preferred Stock”), of which 19,976,138 shares are issued and outstanding as of the Agreement Date, and (iv) 8,180,173 shares have been designated Series C Preferred Stock (the “Series C Preferred Stock”), of which 8,180,173 shares are issued and outstanding as of the Agreement Date. The Company does not have any other shares of preferred stock or any other shares of capital stock or any other equity or ownership interests of any kind authorized, designated, issued or outstanding. As of the Agreement Date, the outstanding shares of Company Capital Stock are held of record and beneficially by the Persons, with the addresses of record and in the amounts set forth on Schedule 2.6(a). Schedule 2.6(a) identifies all shares of Company Capital Stock that constitute Company Restricted Stock. The Company has delivered to Buyer complete copies of all restricted stock agreements, repurchase agreements and the like, including all amendments and Contracts related thereto, to which such Company Restricted Stock or holder thereof is subject. All outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company’s Organizational Documents or any Contract to which the Company is a party, and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with the terms of any applicable Contract or other understanding to which the Company is a party, the Organizational Documents of the Company and all applicable Laws. All preferential rights of the Company Preferred Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Company’s Organizational Documents. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock in accordance with the terms of the Company Certificate of Incorporation. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock and no Distributions have ever been made or declared and none have accrued. The Company has delivered to Buyer each election under Section 83(b) of the Code it has in its possession with respect to each share of Company Restricted Stock owned by a service provider Stockholder.

(b) (i) Except for (A) the Company’s 2000 Stock Plan (the “2000 Plan”), (B) the Company’s 2010 Equity Incentive Plan adopted on July 16, 2010 and as in effect on the Agreement Date (the “2010 Plan”), and (C) the Company’s 2010 Equity Incentive Plan for the grant of Stock Options in France (the items in clauses (A), (B) and (C), the “Company Incentive Plans”), neither the Company nor any of the Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity compensation to any Person. Each of the Company Incentive Plans has been duly authorized, approved and adopted by the Company Board and its stockholders and is in full force and effect. The 2000 Plan permits the grant of and the Company has reserved a total of 15,953,498 shares of Company Common Stock for issuance to Employees of, and consultants or independent contractors to, the Company under the 2000 Plan, of which as of the Agreement Date (1) 4,849,948 shares are issuable upon the exercise of outstanding, unexercised Company Options, (2) 11,103,550 shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the 2000 Plan, of which no shares are Company Restricted Stock. The 2010 Plan permits the grant of and the Company has reserved a total of 2,553,393 shares of Company Common Stock for issuance to Employees of, and consultants or independent contractors to, the Company under the 2010 Plan, of which as of the Agreement Date (1) 1,353,695 shares are issuable upon the exercise of outstanding, unexercised Company Options, (2) 1,196,636 shares are available for grant but have not yet been granted pursuant to the 2010 Plan, and (3) 3,062 shares have been issued and are outstanding pursuant to the prior exercise of stock options or other stock rights granted pursuant to the 2010 Plan, of which no shares are Company Restricted Stock. All Company Restricted Stock was awarded under one of the Company Incentive Plans. All outstanding Company Options and shares of Company Restricted Stock have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws and with the terms and conditions of the applicable Company Incentive Plan. Schedule 2.6(b)(i) sets forth for each Company Option outstanding as of the Agreement Date, the name of the holder of such option, the domicile address of such holder as reflected on the books of the Company, an indication of whether such holder is an Employee of the Company or one of the Subsidiaries, the date of grant or issuance of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option, the vesting schedule for such option, including the extent vested as of the Agreement Date and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the Transactions and whether such option is a Nonstatutory Option or an incentive stock option as defined in Section 422 of the Code. Each outstanding Company Option has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Company Option (and as of any later modification thereof within the meaning of Section 409A of the Code) within the meaning of Section 422 of the Code regardless of whether such Company Option is otherwise intended to be an incentive stock option within the meaning of Section 422 of the Code. With respect to each Company Option, (i) such Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary action, including, as applicable, approval by the Company Board, and (ii) each such grant was made in accordance with the terms of the applicable Company Incentive Plan and in all material respects with all applicable Laws.

(ii) Schedule 2.6(b)(ii) sets forth, as of the Agreement Date, for each outstanding warrant to acquire shares of Company Capital Stock (each a “Company Warrant”) the name of the holder of such Company Warrant (each, a “Company Warrant Holder”), the domicile address of such Company Warrant Holder, an indication of whether such Company Warrant Holder is an Employee of the Company or any of the Subsidiaries, the date of grant or issuance of such Company Warrant, the number and type of shares of Company Capital Stock subject to such Company Warrant, the exercise price of such Company Warrant and the vesting schedule, if any, for such Company Warrant, including the extent vested as of the Agreement Date and whether and to what extent the exercisability of such Company Warrant will be accelerated and become exercisable as a result of the Transactions. All Company Warrants have been offered, issued and delivered by the Company in compliance in all material respects with all applicable Laws. No Company Warrant was issued in a compensatory arrangement or to any Employee.

(iii) Except for the Company Options as set forth on Schedule 2.6(b)(i) and the Company Warrants set forth on Schedule 2.6(b)(ii), there are no outstanding Security Rights for or related to any Company Security, whether or not currently exercisable, and none of the Company or any of the Subsidiaries has or is bound by any (A) commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Security or any Subsidiary Security or (B) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any Company Security or Subsidiary Security. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of the Subsidiaries.

(iv) Except for the Investor Agreements, there are no (1) voting trusts, proxies, or other Contracts or understandings with respect to the Company Securities or Subsidiary Securities to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or which exist to the Company’s Knowledge, or (2) Contracts or understandings to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or which exist to the Company’s Knowledge relating to the voting, registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Securities or any Subsidiary Securities. The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions by the Company does not breach or violate any rights or obligations under the Investor Agreements that have not been complied with or waived. The holders of shares of Company Capital Stock, any other Company Security or any Subsidiary Security and any Security Right with respect to any of the foregoing have been or will be properly given or shall have properly waived any required notice prior to the Merger.

2.7. Company Financial Statements and Internal Controls.

(a) Schedule 2.7(a) sets forth (i) the audited consolidated balance sheets and the related audited consolidated statements of operations, redeemable convertible preferred stock, stockholders’ deficit and comprehensive income (loss), and cash flows of the Company and the Subsidiaries as of and for the fiscal years ended December 31, 2009 and December 31, 2010 and the opinion of Grant Thornton LLP, the Company’s independent auditor, thereon, (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2011 and the related unaudited consolidated statements of operations, redeemable convertible preferred stock, stockholders’ deficit and comprehensive income (loss), and cash flows of the Company and the Subsidiaries for the twelve (12)-month period then ended, and (iii) the unaudited consolidated balance sheet of the Company and the Subsidiaries (the “Company Balance Sheet”) as of March 31, 2012 (such date, the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, redeemable convertible preferred stock, stockholders’ deficit and comprehensive income (loss), and cash flows of the Company and the Subsidiaries for the three (3)-month period then ended (the financial statements referred to in items (i), (ii) and (iii), collectively, the “Company Financial Statements”). The Company Financial Statements are accurate and complete in all material respects and have been prepared from the books and records of the Company and the Subsidiaries and in accordance with generally accepted accounting principles effective in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated and consistently with each other, except for the absence of footnotes in the case of the unaudited Company Financial Statements. The Company Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company Financial Statements, to normal year-end adjustments which are not material in amount or significance. The Company’s revenue recognition policy is consistent with GAAP. During the periods covered by the Company Financial Statements, the Company’s external auditor was independent of the Company and its management.

(b) The Company and the Subsidiaries have in place systems and processes designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that is required to be disclosed in the Company Financial Statements. Neither the Company nor any of the Subsidiaries nor, to the Company’s Knowledge, any Employee, auditor, accountant or representative of the Company or any of the Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements. To the Company’s Knowledge, there have been no instances of fraud committed with respect to the Company or the Subsidiaries, whether or not material, during any period covered by the Company Financial Statements.

(c) To the Company’s Knowledge, no Employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to the Company, any of the Subsidiaries or any part of their respective operations. To the Company’s Knowledge, none of the Company, any of the Subsidiaries or any Employee, independent contractor, consultant, subcontractor or agent of the Company or any of the Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any Employee in the terms and conditions of employment because of any act of such Employee described in 18 U.S.C. Section 1514A(a).

2.8. No Undisclosed Liabilities.

(a) Except liabilities: (i) recorded or reserved against on the Company Balance Sheet, (ii) incurred since the Balance Sheet Date in the ordinary course of business, consistent with prior practice, and that will be shown on the Estimated Closing Date Balance Sheet, (iii) as set forth on Schedule 2.8(a), or (iv) not required to be recorded or reserved against according to GAAP, the Company and the Subsidiaries do not have any material debts, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise, and whether or not required to be reflected in the Company Financial Statements).

(b) Schedule 2.8(b) lists: (i) all accounts payable of the Company and the Subsidiaries as of the Balance Sheet Date and the aging thereof, (ii) any customer deposits or other deposits held by the Company or any of the Subsidiaries as at the Agreement Date, and (iii) all notes payable and other Indebtedness of the Company and the Subsidiaries as at the Agreement Date. All accounts payable of the Company and the Subsidiaries that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company and the Subsidiaries represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company and/or one or more of the Subsidiaries

(c) Neither the Company nor any of the Subsidiaries has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony. Neither the Company nor any of the Subsidiaries is insolvent. To the Company’s Knowledge, none of its current Employees has been convicted of, or pleaded guilty or no contest to, any felony.

2.9. Absence of Certain Changes. Except as set forth on Schedule 2.9, since the Balance Sheet Date through and including the Agreement Date, there has not been, occurred or arisen any:

(a) transaction by the Company or any of the Subsidiaries that was not in the ordinary course of business and consistent with past practices;

(b) amendments or changes to the Organizational Documents of the Company or any of the Subsidiaries;

(c) capital expenditure or capital commitment by the Company or any of the Subsidiaries in any amount in excess of $100,000 in any individual case or $250,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $100,000 in any one case or $250,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) of the Company or any of the Subsidiaries, other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practices of liabilities reflected or reserved against in the Company Balance Sheet;

(e) (1) failure to pay accounts payable when due consistent with prior practice or any delay in payment or renegotiation thereof or (2) change to or deviation from the Company’s or any of the Subsidiaries’ cash management practices, in each case except in the ordinary course of business and consistent with past practices;

(f) destruction of, damage to or loss of any material assets of the Company or any of the Subsidiaries (whether or not covered by insurance), or termination or cancellation of any Contract with any customer or re-seller, or notice of intended termination or cancellation or non-renewal of any Contract or customer relationship with any customer or re-seller of the Company or any of the Subsidiaries;

(g) work stoppage or labor strike, or any action, suit, claim, labor dispute or grievance relating to any labor, employment and/or safety matter involving the Company or any of the Subsidiaries, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;

(h) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of the Subsidiaries;

(i) revaluation by the Company or any the Subsidiaries of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, in excess of $100,000 in any individual case or $250,000 in the aggregate;

(j) (1) Distribution, (2) split, combination or reclassification of any Company Security or Subsidiary Security, or (3) issuance or authorization of the issuance of any Company Security, any Subsidiary Security or any Security Rights in respect of, in lieu of or in substitution for, any of the foregoing, other than the issuance of shares of Company Common Stock upon the exercise of Company Options pursuant to their terms;

(k) other than in the ordinary course of business and consistent with past practices, increase in the salary or other compensation payable or to become payable by the Company or any of the Subsidiaries to any of their Employees, consultants, contractors, or advisors, including the modification of any existing compensation, bonus, commission, severance or equity arrangements with such individuals (including any repricing of any right to acquire Company Securities or Subsidiary Securities, or any amendment or acceleration, or promise of acceleration of any vesting terms related thereto or of any Company Restricted Stock, held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment, by the Company or any of the Subsidiaries, of a bonus, commission or other additional salary, compensation or employee benefits to any such Person, or the award of any Company Securities or Subsidiary Securities or any Security Rights with respect thereto to any such Person;

(l) Employee terminations, redundancies and/or layoffs, excluding termination of Employees because of poor performance or for cause;

(m) (1) granting of severance or termination or other pay or benefits to any Employee, consultant or contractor or entering into any Contract with respect thereto (except for the payment of severance for terminated Employees consistent with Company practice); (2) adoption or amendment of any employee benefit plan or severance plan (except for amendments that may be required by applicable Law); Change in Control Agreement or severance plan; (3) entering into any employment agreement (except for at-will offer letters that may be terminated without any liability to the Company), or Contract to pay any special bonus or special remuneration to any Employee;

(n) entering into of any material Contract by the Company or any of the Subsidiaries (except commercially available in-bound “shrink-wrap” or “clickwrap” end-user licenses in the ordinary course of business consistent with past practices), any termination, extension, amendment or modification of the material terms of any material Contract by the Company or any of the Subsidiaries, or any waiver, release or assignment of any material rights or claims thereunder;

(o) sale, lease, license or other disposition of any of the assets or properties of the Company or any of the Subsidiaries, or creation of any Lien (other than Permitted Liens) in such assets or properties, except sales or non-exclusive licenses of Company Products in the ordinary course of business and consistent with past practices;

(p) loan by the Company or any of the Subsidiaries to any Person, incurrence by the Company or any of the Subsidiaries of any Indebtedness, draw-down of, increase in, repayment of, or amendment of the terms of any Indebtedness, guarantee by the Company or any of the Subsidiaries of any Indebtedness, issuance or sale of any debt securities of the Company or any of the Subsidiaries or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with past practices;

(q) waiver or release of any material right or claim of the Company or any of the Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with past practices;

(r) commencement, or notice or threat of commencement, of any lawsuit or proceeding against or, to the Company’s Knowledge, investigation of the Company or any of the

Subsidiaries or their affairs, or commencement of any litigation by the Company or any of the Subsidiaries or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);

(s) (1) transfer, sale or abandonment by the Company or any of the Subsidiaries of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company in the ordinary course of business consistent with past practices that do not include any rights with respect to source code), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person, (2) purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any other Person, other than off-the-shelf, in-bound “shrink wrap” end-user licenses, (3) change in pricing or royalties set or charged by the Company or any of the Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of the Subsidiaries or (4) entering into or amendment of any Contract with respect to the development of any Intellectual Property with a third party;

(t) entering into of any Contract, or modification to any Contract, pursuant to which any Person was granted marketing, distribution, reseller, development, manufacturing, exclusive license or similar rights of any type or scope with respect to any Company Intellectual Property, Company Products, Services, products, services or technology of the Company or any of the Subsidiaries;

(u) event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect, other than an Excluded Company Material Adverse Effect; or

(v) agreement (whether written or oral) by the Company or any of the Subsidiaries, or any Employees thereof, to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Buyer and its representatives regarding the Transactions).

2.10. Accounts Receivable; Bank Accounts. Schedule 2.10(a) lists all accounts receivable of the Company and the Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since being invoiced. All of the accounts receivable of the Company and the Subsidiaries (a) represent bona fide transactions that arose in the ordinary course of business and (b) are subject to no setoffs or counterclaims. The accounts receivable balance of the Company and the Subsidiaries (i) reflect the net realizable value of such accounts receivable and (ii) have been properly accrued for in accordance with GAAP on the Company Balance Sheet. No Person has any Lien on any accounts receivable of the Company or any of the Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of the Subsidiaries. To the Company’s Knowledge, none of the Company’s or any of the Subsidiaries’ customers has any basis for any deduction, discount or refund in respect of accounts receivable or has otherwise specifically indicated in writing or verbally its unwillingness to pay any account receivable. Schedule 2.10(b) lists the name of each bank or other financial institution at which the Company or any of the Subsidiaries has an account, deposit or safe deposit box, the account number thereof and the names of all Persons authorized to draw thereon or to have access thereto, and limits on signing powers, if any. There are no outstanding powers of attorney executed on behalf of the Company or any of the Subsidiaries.

2.11. Restrictions on Business Activities. There is no Contract or judgment, injunction, order or decree, in either case to which the Company or any of the Subsidiaries is a party, subject or otherwise bound, that would reasonably be expected to prohibit, materially impair or otherwise materially limit: (a) any current business practice of the Company or any of the Subsidiaries; (b) any material acquisition of property (tangible or intangible) by the Company or any of the Subsidiaries; (c) the conduct of business by the Company or any of the Subsidiaries as currently conducted; or (d) the ability of the Company or any of the Subsidiaries to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company or any of the Subsidiaries or otherwise. Without limiting the generality of the foregoing, neither the Company nor any of the Subsidiaries has (a) entered into any Contract under which the Company or any of the Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing its services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or (b) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s or any of the Subsidiaries’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market. For purposes of this Section 2.11, the term “Company” and “Subsidiaries” shall include their respective present and future Affiliates.

2.12. Real Property; Leases.

(a) None of the real property used or occupied by the Company or any of the Subsidiaries, in each case together with all build-out, fixtures and improvements created thereon (“Real Property”), is owned by the Company or any of the Subsidiaries, nor has the Company or any of the Subsidiaries ever owned any real property. All of the Real Property is leased or subleased by the Company or one of the Subsidiaries pursuant to a Lease.

(b) Schedule 2.12(b) sets forth all leases, subleases and other Contracts, including maintenance agreements, furniture and fixtures agreements, facilities agreements, garage agreements and all addendums and amendments thereto pursuant to which the Company and each of the Subsidiaries derives its rights in the Real Property (the “Leases”), including, with respect to each such Lease, the identity of the landlord or sub-landlord, the addresses, the date of such Lease and each amendment thereto, and the currently monthly base rent.

(c) The Leases and their related Contracts are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any material default by the Company or any of the Subsidiaries or, to the Company’s Knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a material default by the Company or any of the Subsidiaries or, to the Company’s

Knowledge, by any other Person. The Company has delivered to Buyer complete copies of all Leases, including all amendments and Contracts related thereto, and the Leases constitute the entire agreement between the Company or any of the Subsidiaries and each landlord or sublandlord with respect to the Real Property. All rent and other charges currently due and payable by the Company or any of the Subsidiaries under the Leases have been paid.

(d) The Company or one of the Subsidiaries is the holder of the tenant’s interest under the Leases and has not assigned the Leases nor subleased all or any portion of the premises leased thereunder. Neither the Company nor any of the Subsidiaries has made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable Lease terms.

2.13. Assets; Absence of Liens and Encumbrances.

(a) Schedule 2.13(a) sets forth as of the Agreement Date all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Company and the Subsidiaries with an individual book value of greater than $100,000, and sets forth the original cost and book value of each such asset.

(b) The Company and each of the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except for Permitted Liens.

2.14. Intellectual Property.

(a) Schedule 2.14(a)(i) lists and separately identifies (1) all Company Registered Intellectual Property (setting forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable) and (2) all of the Company’s and each Subsidiaries’ unregistered trademarks and trade names, invention disclosures on which the Company intends to file patent applications and all hardware products and tools, software and firmware products and tools and all services that are currently sold, published, offered for sale, or under development by the Company or any of the Subsidiaries. In addition, Schedule 2.14(a)(ii) sets forth for each item of Company Registered Intellectual Property an accurate and complete list of all upcoming due dates and filing deadlines within nine (9) months following the Agreement Date. As used in this Section 2.14, “proposed to be conducted” and “under development” with respect to the conduct of the business by, or products or services of, the Company means the manufacture and sale, importation or other distribution of existing Company Products and such products and services that are currently in development and the Company intends to release commercially.

(ii) The Company and each of the Subsidiaries has complied with all the requirements of all United States and non-United States patent offices and all other applicable Governmental Entities to maintain the Company Registered Intellectual Property, including the patents and patent applications included in the Company Registered Intellectual

Property (the “Company Patents”), in full force and effect, including payment of all required fees when due to such offices or agencies. To the Company’s Knowledge, there are no prior art references or prior public uses, sales, offers for sale or disclosures that would reasonably be expected to invalidate the Company Patents or any claim thereof, or any conduct the result of which would reasonably be expected to render the Company Patents or any claim thereof invalid or unenforceable.

(iii) The original, first and joint inventors of the subject matter claimed in the Company Patents are properly named in the Company Patents, and the Company has not violated applicable statutes governing false marking of products covered by the inventions in the Company Patents. The Company has complied with marking requirements set forth in the Company Contracts.

(b) Each item of Company Intellectual Property is and was at all relevant times either: (1) owned solely by the Company or one of the Subsidiaries free and clear of any Liens; or (2) rightfully used and authorized for use by the Company and the Subsidiaries and their permitted successors pursuant to a valid and enforceable written license. The Company Intellectual Property constitutes all of the Intellectual Property necessary for operation of the Company’s and each of the Subsidiaries’ business as currently conducted and as currently proposed by the Company to be conducted. The Company and the Subsidiaries have and have had at all relevant times, all rights in the Company Intellectual Property necessary to carry out the Company’s and the Subsidiaries’ former activities, current activities and activities currently proposed to be conducted by the Company with respect to the Company Products, including any of the Company’s products currently in development, including all rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, sublicense, rent, lease, assign and sell the Company Intellectual Property in all geographic locations and fields of use, in each case as carried out by the Company and its Subsidiaries. All Company Intellectual Property owned or purported to be owned by the Company or any of the Subsidiaries, whether beneficially or otherwise, is held by and in the name of the Company.

(c) The Company and each of the Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other Contract to which the Company or any of the Subsidiaries is a party or is otherwise bound relating to any of the Company Intellectual Property, nor to the Company’s Knowledge has there occurred any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both), nor to the Company’s Knowledge is any party obligated to the Company or any of the Subsidiaries pursuant to any such Contract in default thereunder. Immediately following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under such Contracts to the same extent the Company and each of the Subsidiaries would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company or any of the Subsidiaries would otherwise have been required to pay had the Transactions not occurred. No such Contract grants or could compel any of the Company, the Subsidiaries, Buyer, or Buyer’s Affiliates to grant or offer to any third party any license or right in or to any Intellectual Property other than Company Intellectual Property, including any right to use or access any product or service of Buyer or Buyer’s Affiliates, whether as a result of this Agreement, the Transactions or otherwise.

(d) The operation of the business of the Company and the Subsidiaries, including the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale or any other exercise of rights in any of the Company Intellectual Property or Company Product by the Company and the Subsidiaries, as previously conducted, as currently conducted and, as currently proposed by the Company to be conducted, respectively, has not infringed or misappropriated and does not and will not infringe or misappropriate any other Person’s copyrights, trade secret rights, right of privacy, right in personal data, moral right, patent trademark, service mark, trade name, firm name, logo, trade dress, mask work or other intellectual property right, or give rise to any claim of unfair competition under any applicable Law. No claims (1) challenging the validity, enforceability, effectiveness or ownership by the Company or any of the Subsidiaries of any of the Company Intellectual Property that is owned or purported to be owned by them or (2) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Intellectual Property or with respect to any Company Product by the Company and the Subsidiaries or by any licensee of the Company or any of the Subsidiaries, infringes or misappropriates or will infringe or misappropriate any Intellectual Property or other proprietary or personal right of any Person, have been asserted against the Company or any of the Subsidiaries or, to the Company’s Knowledge, are threatened by any Person nor, to the Company’s Knowledge, does there exist any valid basis for such claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property, other than review of pending patent and trademark applications, and to the Company’s Knowledge no such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, valid. To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any Company Intellectual Property that is owned by the Company or any of the Subsidiaries by any third Person or Employee.

(e) The Company and the Subsidiaries have obtained from all parties (including Employees and current or former consultants and contractors) who have created any portion of, or otherwise who would have any rights in or to, the Company Intellectual Property owned by the Company or any of the Subsidiaries valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and the Subsidiaries and have delivered true and complete copies of such assignments to Buyer. No Employee, consultant or former consultant of the Company or any of the Subsidiaries has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of the Subsidiaries, except for such exclusions as are required by applicable Law and except as set forth on Schedule 2.14(e). No excluded Intellectual Property of any Employee, consultant or former consultant of the Company or any of the Subsidiaries is used or was ever used in or necessary for the use of any Company Product. All amounts payable by the Company or any of the Subsidiaries to consultants and former consultants involved in the development of any Company Intellectual Property have been paid in full.

(f) The Transactions and the Related Agreements will not alter, impair or otherwise affect, or require the consent of any third Person in respect of, any rights of the Company or any of the Subsidiaries in any Company Intellectual Property.

(g) Except as set forth on Schedule 2.14(g), neither the Company nor any of the Subsidiaries has disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of, or an obligation to deliver, license or disclose, any source code to any third Person.

(h) The Company and each of the Subsidiaries have taken all reasonable measures to establish and preserve its ownership of, and rights in, all Company Intellectual Property owned by the Company or any of the Subsidiaries in accordance with industry best practices. Without limiting the foregoing, neither the Company nor any of the Subsidiaries has made any of its trade secrets or other confidential or proprietary information that it intended to maintain as confidential (including source code with respect to Company Intellectual Property) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(i) The Company Intellectual Property does not contain any computer code or feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) designed to disrupt, disable or harm in any manner the operation of any software or hardware or that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

(j) Schedule 2.14(j) lists all licenses and similar Contracts of the Company, whether oral or in writing, express or implied, granting any right (whether contingent or otherwise) to use or practice any rights under any Company Intellectual Property, indicating for each such Contract whether the Company or one of the Subsidiaries is the licensee or licensor thereunder, excluding any Contracts required to be listed on Schedule 2.14(k), generally available, off-the-shelf software programs licensed to the Company on standard terms and non-disclosure agreements entered into in the ordinary course of business.

(k) Schedule 2.14(k) contains a complete and accurate list of all third-party Intellectual Property (including any third-party software) sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company product currently under development) (excluding any item required to be listed on Schedule 2.14(l)(i) and general purpose productivity software), setting forth for each such item (A) all licenses and similar Contracts pursuant to which the Company or any of the Subsidiaries holds rights thereto, (B) the Company Product(s) to which the item relates, (C) whether such item is embedded in, bundled or otherwise distributed with any Company Product and, if so, specifying whether such item is embedded, bundled or otherwise distributed in source or binary form, (D) whether such item is used, offered or made available, whether alone or as part of any Company Product (including any Company product currently under development), on a hosted or similar basis by the Company or any of the Subsidiaries, and (E) whether such item has been modified by or on behalf of the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has been subjected to an audit of any kind in connection with any license or other Contract pursuant to which the Company or any of the Subsidiaries hold rights to any third-party Intellectual Property, nor has the Company or any of the Subsidiaries received any notice of intent to conduct any such audit.

(l) Schedule 2.14(l)(i) contains a complete and accurate list of all code sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company product currently under development) that is, in whole or in part, subject to the provisions of any license to Publicly Available Software, setting forth for each such item (1) all licenses and similar Contracts pursuant to which the Company or any of the Subsidiaries holds rights thereto, (2) the Company Product(s) to which the item relates, (3) whether such item is distributed with any Company Product and, if so, specifying whether such item is embedded or bundled with the Company Product with which the items is distributed, and whether it is distributed in source or binary form, (4) whether such item is used, offered or made available, whether alone or as part of any Company Product (including any Company Product currently under development), on a hosted or similar basis by the Company or any of the Subsidiaries, (5) if such item is distributed by the Company or any of the Subsidiaries, whether such item is distributed (A) installed on a server or other hardware, (B) in software format but not provided directly to end users, or (C) in software format and distributed directly to end users, (6) whether such item is used solely for internal company use, and (7) whether such item has been modified by or on behalf of the Company or any of the Subsidiaries. Except as set forth on Schedule 2.14(l)(ii), all Publicly Available Software used by the Company or any of the Subsidiaries has been used in its entirety and without modification. Neither the Company nor any of the Subsidiaries has incorporated into any Company Product (including any Company product currently under development) or otherwise accessed, used, modified or distributed any Publicly Available Software, in whole or in part, in a manner that may (1) require, or condition the use, hosting or distribution of any Company Intellectual Property on the disclosure, licensing or distribution of any source code for any portion of such Company Intellectual Property, or (2) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of the Subsidiaries to use, host or distribute any Company Intellectual Property, and neither the Company nor any of the Subsidiaries has any plans to do any of the foregoing.

(m) None of the Company’s or any of the Subsidiaries’ Contracts (including professional services Contracts) with their customers, Contracts with merchants, Contracts with outside consultants for the performance of professional services on the behalf of the Company, any of the Subsidiaries or any of their respective customers, nor any Contract or license with any end user, distributor or reseller of the Company’s or any of the Subsidiaries’ products, nor any other Contract related to the development of any of the Company’s or any of the Subsidiaries’ products, confers upon any Person other than the Company or any of the Subsidiaries any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such Contract or license.

(n) Neither the Company nor any of the Subsidiaries has (1) transferred ownership (whether sole or joint) of, or granted any exclusive license with respect to, any Company Intellectual Property owned or purported to be owned by the Company or any of the

Subsidiaries to any other Person or (2) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes.

(o) No funding, facilities or personnel of any foundation, consortium, educational institution or Governmental Entity or other Person were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned or purported to be owned by the Company or any of the Subsidiaries, including any portion of a Company Product. Neither the Company nor any of the Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third Person any license or right to such Company Intellectual Property. Schedule 2.14(o) sets forth a complete and accurate list of (1) any and all grants and similar funding received by the Company or any of the Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (2) any standards bodies or similar organizations of which the Company or any of the Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor. Neither the Company nor any of the Subsidiaries has provided Company Intellectual Property to any Governmental Entity in any manner that gives such Governmental Entity any additional or different rights than those contained in the Company’s Contract with such Governmental Entity.

(p) The Company has not violated any governmental or judicial prohibition or restriction on the use of any Company Intellectual Property owned or purported to be owned by the Company or any of the Subsidiaries in any jurisdiction in which the Company or any of the Subsidiaries currently conducts or has conducted business or on the export or import of any of the Company Intellectual Property from or to any such jurisdiction.

(q) Neither the Company nor any of the Subsidiaries is subject to any settlement, consent agreement, covenant not to sue, non-assertion assurance release or other Contract limiting or restricting in any manner the right of the Company or any of the Subsidiaries to use, license, transfer or enforce any of the Company Intellectual Property owned by it.

(r) Except as set forth on Schedule 2.14(r), neither the Company nor any of the Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property.

(s) Schedule 2.14(s)(i) lists all Contracts pursuant to which the Company or any of the Subsidiaries is obligated to provide maintenance, support or similar services (such Contracts, as supplemented below, are referred to collectively as the “Support Agreements”). The versions of the Company Products currently supported by the Company and the Subsidiaries are set forth on Schedule 2.14(s)(iii). Neither the Company nor any of the Subsidiaries nor any of their Affiliates has granted any other Person the right to furnish support or maintenance services with respect to any Company Products to any other Person.

2.15. Product Warranties; Services. (a) Each product (including any software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of the Subsidiaries (collectively, the “Company Products”) conforms and has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties. Neither the Company nor any of the Subsidiaries has any liability or obligation (and to the Company’s Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of the Subsidiaries giving rise to any liability or obligation) for replacement or repair thereof, indemnification with respect thereto or other damages in connection therewith, except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice and in an amount, number and severity consistent with past practice and industry standards. In each case, the terms and conditions under which the Company has furnished Company Products to any other Person include an express disclaimer of all implied and statutory warranties and guarantees, subject to applicable Law.

(b) All services provided by the Company or any of the Subsidiaries to any third party (“Services”) were performed in conformity in all material respects with the terms and requirements of all applicable warranties and guarantees, all applicable Contracts and with all applicable Laws. There is no claim pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries relating to any Services and, to the Company’s Knowledge, there is no reasonable basis for the assertion of any such claim. Neither the Company nor any of the Subsidiaries has any material liability or obligation, whether for indemnification or any damages or otherwise (and to the Company’s Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of the Subsidiaries giving rise to any liability or obligation) with respect to such Services, except liabilities or obligations to reperform services incurred in the ordinary course of business consistent with past practice and in an amount, number and severity consistent with past practice and industry standards. Schedule 2.15(b) sets forth all Contracts that obligate the Company or any of the Subsidiaries to provide Services after the Agreement Date (the “Services Agreements”).

2.16. Company Contracts. (a) Schedule 2.16 sets forth each of the following Contracts, to which the Company or any of the Subsidiaries is a party or by which they or their properties or assets are bound:

(i) any collective bargaining agreement;

(ii) any Employment Agreement with a current Employee or a former Employee that the Company has any ongoing obligation or liability with respect thereto, and specifically excluding at-will employment arrangements terminable without liability to the Company;

(iii) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan, scheme or arrangement, that is not listed on Schedule 2.25(a);

(iv) any commission and/or sales Contract with an Employee, individual consultant, contractor or salesperson, or under which a firm or other organization provides commission or sales-based services to the Company or any of the Subsidiaries, that is not listed on Schedule 2.26(b) or 2.26(c);

(v) any equity incentive plan or scheme (including any stock option plan or scheme, stock appreciation rights plan or scheme or stock purchase plan or scheme) under which any Company Security or Subsidiary Security or any Security Right with respect thereto has been or may be granted or issued, and any Contract, plan or scheme any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, or the payment or timing of payment will be triggered in whole or in part, by the consummation of the Merger or any of the other Transactions or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other Transactions;

(vi) any Contract whereby the Company or any of the Subsidiaries has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person, other than Contracts providing for customary indemnification obligations of the Company to its customers, resellers and other commercial partners in the ordinary course of business;

(vii) any lease of tangible personal property having a value individually in excess of $100,000;

(viii) any Contract of indemnification or guaranty to any third party, other than Contracts including written indemnification commitments made by the Company in favor of its customers, resellers and other commercial partners in the ordinary course of business;

(ix) any Contract limiting the ability of the Company or any of the Subsidiaries or any of their present or future Affiliates to (1) engage in any line of business or in any geographic territory or to compete in any manner with any Person, or which grants to any Person any exclusive rights with respect to any geographic territory, any customer, or any product or service or (2) solicit for employment, hire or employ any Person;

(x) any Contract relating to capital expenditures and involving future payments in excess of $100,000 in any individual case or $250,000 in the aggregate;

(xi) any Contract relating to the acquisition or disposition of material assets or any interest in any business enterprise outside the ordinary course of the Company’s and the Subsidiaries’ business or any Contract relating to the acquisition of material assets or any interest in any business enterprise;

(xii) any Contract relating to the borrowing of money or the extension of credit or evidencing any Indebtedness or securing any Indebtedness;

(xiii) any purchase order or other similar Contract pursuant to which the Company or any of the Subsidiaries is obligated to make payments in excess of $100,000 in any individual case or $250,000 or more in the aggregate;

(xiv) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant Contract;

(xv) any Contract granting any other Person the right to market, distribute, host, make available, or resell (including as an OEM or value-added reseller or managed services provider) any Company Product;

(xvi) any Contract granting the Company or any of the Subsidiaries the right to market, distribute or resell (including as an OEM or value-added reseller) any technology, products or services of any other Person;

(xvii) any Contract pursuant to which the Company or any of the Subsidiaries has granted or may be obligated to grant in the future, to any Person, a source code license or option or other right to use or acquire source code, including any Contracts that provide for source code escrow arrangements;

(xviii) any Contract pursuant to which the Company or any of the Subsidiaries has advanced or loaned any amount to any stockholder of the Company or any Employee, consultant or independent contractor thereof or any of the Subsidiaries, other than business travel advances in the ordinary course of business consistent with past practice;

(xix) any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or similar Contract involving the sharing of profits, losses, costs or liabilities with any other Person;

(xx) any Contract with any Person to provide or deliver any Company Product, or to support or maintain any Company Product, on, in conjunction with, or interoperating with any third party product, service or platform (a “Third Party Platform”), which Third Party Platform is not currently fully interoperable with such product or service or with respect to which the Company or any of the Subsidiaries must undertake any efforts to create such interoperability;

(xxi) any Contract with any customer or other Person to (A) develop or customize any Company Product, or to customize any third-party product, service or platform or (B) provide support to end users, customers and resellers for Company Products, or for any third-party product, service or platform;

(xxii) any bid, offer, written proposal, term sheet or similar document that has been submitted by or received by the Company or any of the Subsidiaries that, if accepted by the receiving party, would obligate the Company or any of the Subsidiaries thereunder;

(xxiii) any Contract pursuant to which the Company or any of the Subsidiaries agreed to provide “most favored nation” pricing or other similar terms and conditions to any Person with respect to the Company’s or any of the Subsidiaries’ sale, distribution, license, or support of any Company Products or Services;

(xxiv) any “requirements” Contract or other Contract pursuant to which the Company or any of the Subsidiaries agreed to purchase, acquire or order any minimum amount of products or services from any Person;

(xxv) any Contract obligating the Company or any of the Subsidiaries to provide development, maintenance, support or other professional services on a fixed price, maximum fee, cap, milestone or other basis that provides for payment other than on an unrestricted “time and materials” basis; or

(xxvi) any other Contract that involves $100,000 or more and is not cancelable without penalty upon sixty (60) days notice or less.

(b) Each Disclosable Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). To the Company’s Knowledge, no party obligated to the Company or any of the Subsidiaries pursuant to any such Contract is in material default thereunder. The Company and each of the Subsidiaries are in compliance in all material respects with and have not materially breached, violated or defaulted under, in any material respect, or received notice that they have materially breached, violated or defaulted under, any of the terms or conditions of any Disclosable Contract, nor to the Company’s Knowledge has there occurred any event or occurrence that would reasonably be expected to constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both) or any default by any third party. The Company has delivered to Buyer accurate and complete copies of all Disclosable Contracts, including all material amendments, extensions, exhibits, statements of work, attachments, addenda, appendices and any other similar instrument or document relating thereto. To the Company’s Knowledge, neither Company nor any of the Subsidiaries is a party to any Contract that violates any Antitrust Law.

(c) Except as set forth on Schedule 2.16(c)(i), neither the Company nor any of the Subsidiaries has any ongoing obligations or liabilities in connection with the CORALLIA initiative or the Hellenic Technology Clusters in Microelectronics project, including its arrangements with the Athena – Research and Innovation Center in Information, Communication and Knowledge Technologies and related funding through the Hellenic Ministry of Development. Except as set forth on Schedule 2.16(c)(ii), neither the Company nor any of the Subsidiaries has made a claim for or has received any funding from Invest Northern Ireland.

2.17. Change of Control Agreements. Neither the Company nor any of the Subsidiaries has any plan, Contract, scheme or Company Employee Plan (each a “Change in Control Agreement”) (1) pursuant to which any amounts may become payable (whether currently or in the future) to any Person (including any Employee) as a result of or in connection with the Transactions or (2) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions.

2.18. Interested Party Transactions.

(a) To the Company’s Knowledge, no officer, director or Affiliate of the Company or any of the Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other legal entity in which any of such

Persons has or has had an economic interest), has or has had, directly or indirectly, (1) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of the Subsidiaries, any goods or services or (2) a beneficial interest in any Contract to which the Company or any of the Subsidiaries is a party or by which they or their properties are bound; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 2.18.

(b) There are no receivables of the Company or any of the Subsidiaries owing by any Employee, consultant or contractor to the Company or any of the Subsidiaries (or any ancestor, sibling, descendant, or spouse of any such Persons, or any trust, partnership, corporation or other legal entity in which any of such Persons has an economic interest), other than advances to Employees in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). None of the Stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any of the Subsidiaries.

2.19. Compliance with Laws.

(a) The Company and each of the Subsidiaries have complied and are in compliance in all material respects with, have not materially violated and are not in material violation of, and have not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law. The Company and each of the Subsidiaries are in material compliance with their stated privacy policies including any privacy policies contained on any websites maintained by or on behalf of the Company or any of the Subsidiaries and all applicable privacy and anti-SPAM Laws and, with respect to Government Contracts, applicable Laws relating to the safeguarding of, and access to, classified information.

(b) Each of the Company and the Subsidiaries has complied in all material respects with, is in compliance in all material respects with, and none of them has taken any action that has violated or would reasonably be expected to result in a violation of any Law related to the import and export of commodities, software, technology or other Intellectual Property, including the USA PATRIOT Act, the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, regulations promulgated by the Treasury Department’s Office of Foreign Assets Control, the Omnibus Crime Control and Safe Streets Act of 1968 (as amended), customs Laws and any rules and regulations issued under any of the foregoing (“Export Laws”). No action, suit, proceeding, hearing, investigation, charge complaint, claim, or notice has been filed or commenced against the Company or any of the Subsidiaries alleging any failure to comply with any Export Laws.

(c) The Company and the Subsidiaries have full export privileges pursuant to applicable Law. Neither the Company nor any of the Subsidiaries is under any export sanction or debarment from any office or agency of the United States or other Governmental Entity. To the Company’s Knowledge, there are no actions, suits, proceedings (including administrative proceedings) or investigations of any nature pending that would reasonably be expected to result in the loss of export privileges for the Company or any of the Subsidiaries prior to or after the Closing Date. The Company and each of the Subsidiaries have complied and are in compliance in all material respects with, have not materially violated and are not in material violation of, and have not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any applicable data protection Laws, data breach notification Laws or the PCI Data Security Standards.

(d) Neither the Company nor any of the Subsidiaries violated any Export Laws. The Company has reviewed its export operations and practices to ensure that the Company and the Subsidiaries have not violated any Export Laws. The information provided by the Company to Buyer on the Company Schedules in relation to past exports of the Company’s hardware and software is complete and accurate.

2.20. Litigation. There is no action, suit, proceeding (including administrative proceedings), assessment, scrutiny, prosecution, summons or, to the Company’s Knowledge, investigation of any nature pending or, to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries and/or any of the directors or officers of the Company or any of the Subsidiaries (in their capacity as a director or officer of the Company or any of the Subsidiaries), any of their respective properties or assets or, to the Company’s Knowledge, any of their respective Employees with respect to their employment or that would reasonably be expected to interfere with their ability to perform their duties None of the Company, the Subsidiaries or their respective properties is subject to any order that materially impairs the Company’s or any of the Subsidiaries’ ability to operate. Schedule 2.20 lists each action, suit or proceeding (including administrative proceedings), assessment, scrutiny, summons, prosecution that has ever been commenced by or against the Company or any of the Subsidiaries.

2.21. Insurance. Schedule 2.21(a) sets forth all insurance policies and fidelity bonds covering the services, intellectual property, contractual obligations, assets, business, equipment, properties, operations or Employees of the Company, any of the Subsidiaries or any Affiliate thereof (including insurance policies to cover any of the foregoing for any subcontracted and outsourced services), including the type of coverage, the carrier, the amount of coverage, the deductible, the term and the annual premiums of such policies. There is no claim by the Company or any of the Subsidiaries or any Affiliate thereof pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim that could reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company, the Subsidiaries and their respective Affiliates are otherwise in material compliance with the terms of such policies and bonds. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies. None of the Company, any of the Subsidiaries or, to the Company’s Knowledge, any Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program. The Company has noticed all applicable claims under the appropriate policies and the Company is not aware of any circumstance or incident that may lead to a claim or loss that (a) has not yet been reported or noticed to the respective appropriate insurance carriers and (b) is capable of being reported or noticed to the respective appropriate insurance carrier for which the notice period to bring a claim has not lapsed, provided that Schedule 2.21(b) sets forth any such circumstances or incidents described in clause (b) of this sentence which were not reported or noticed to the respective appropriate insurance carrier and for which the notice period to bring a claim has lapsed.

2.22. Minute Books and Records. The statutory books, minute books and other similar records of the Company and each of the Subsidiaries contain complete and accurate records of all material actions taken at any meetings of their respective stockholders, boards of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and the Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and the Subsidiaries. In the case of the Shanghai JV, such books and records have been duly executed, and are legally effective with respect to the resolutions, proceedings and actions therein. The Shanghai JV possesses true and complete copies of all corporate and other records required to be maintained by it pursuant to applicable Chinese Law.

2.23. Environmental Matters. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) Hazardous Material. Neither the Company nor any of the Subsidiaries has: (1) operated any underground storage tanks at any property that the Company or any of the Subsidiaries has at any time owned, operated, occupied or leased; or (2) released any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the actions of the Company or any of the Subsidiaries, or, to the Company’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of the Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any of the Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has the Company or any of the Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(c) Permits. The Company and each of the Subsidiaries currently hold all Company Authorizations necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted.

(d) Environmental Liabilities. No action, proceeding (including administrative proceeding), investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s Knowledge, threatened, concerning any Company Authorization, Hazardous Material or any Hazardous Materials Activity of the Company or any of the Subsidiaries. To the Company’s Knowledge, there is no fact or circumstance that could reasonably be expected to involve the Company or any of the Subsidiaries in any environmental litigation or impose upon the Company or any of the Subsidiaries any environmental liability.

2.24. Brokers’ and Finders’ Fees. Except as set forth on Schedule 2.24, neither the Company nor any of the Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any of the other Transactions (each item set forth on Schedule 2.24 a “Banker Fee”). The Company has previously delivered to Buyer a copy of each Contract with respect to each item set forth on Schedule 2.24.

2.25. Employee Plans.

(a) Employee Plan Schedule. Schedule 2.25(a) sets forth each Company Employee Plan.

(b) Employee Plan Documents. The Company has delivered to Buyer (1) correct and complete copies of each Company Employee Plan, including all amendments thereto (or, if such Company Employee Plan is not written, an accurate description of the material terms thereof), (2) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (3) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under Law in connection with each Company Employee Plan or related trust, (4) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (5) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; (6) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Employee Plan from the IRS or any similar Governmental Entity having jurisdiction over the Company or any of the Subsidiaries relating to Company Employee Plans and copies of all applications and correspondence (including specifically any correspondence regarding actual or potential audits or investigations) to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan, (7) all material Contracts relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity Contracts and group insurance Contracts, (8) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to the Company and which are not reflected in the current summary plan description and plan document, (9) all forms and notices relating to the provision of post-employment continuation of health coverage, (10) any written policies or procedures used in the administration of any Company Employee Plan, including but not limited to all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan, and (11) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year.

(c) Employee Plan Compliance. The Company and each of the Subsidiaries has performed all material obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in all material respects in material compliance with all applicable Laws, including ERISA and the Code (whether as a matter of substantive law or as necessary to secure favorable tax treatment) as applicable. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is, to the Knowledge of the Company, so qualified and has either received a favorable determination or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, and, to the Knowledge of the Company, nothing has occurred as to any such Company Employee Plan which has resulted or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification. No Company Employee Plan and no party in interest with respect thereto has engaged in a “prohibited transaction,” (that is not otherwise exempt) which could subject the Company or any of the Subsidiaries directly or indirectly to liability under Section 4975 of the Code or Sections 409 or 502(i) of ERISA. There are no actions, suits, claims or proceedings (including administrative proceedings) pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan nor, to the Company’s Knowledge, is there any reasonable basis therefor. The Company has not undertaken to maintain any Employee Benefit Plan for any period of time and each Company Employee Plan can be amended, terminated or otherwise discontinued on or after the Effective Time in accordance with its terms, without liability to the Company, any of the Subsidiaries, Buyer or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings (including administrative proceedings) pending or, to the Company’s Knowledge, threatened by the IRS, DOL or any other Governmental Entity having jurisdiction over the Company or any of the Subsidiaries with respect to any Company Employee Plan. All annual reports and other filings required by the IRS, DOL or any other similar Governmental Entity having jurisdiction over the Company or any of the Subsidiaries have been timely made. Neither the Company nor any of the Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code or any similar Laws of other jurisdictions applicable to the Company or any of the Subsidiaries and no Company Employee Plan is sponsored or maintained by any Person that is or was considered to be a co-employer with the Company or any of the Subsidiaries.

(d) Plan Status. None of the Company, any of the Subsidiaries or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in or contributed to any plan that is subject to Title IV of ERISA or Section 412 of the Code including any

“multiemployer plan”, as defined in Section 3(37) of ERISA or any similar concept under any other applicable Law. No Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA or any similar concept under any other applicable Law.

(e) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon or after his or her retirement or termination of employment for any reason, except as may be required by any applicable state insurance laws and Title I, Subtitle B, Part 6 of ERISA, and neither the Company nor any of the Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon or after their retirement or termination of employment, except to the extent required by Law.

(f) Funding of Plans. With respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company and the Subsidiaries under the terms of each such Company Employee Plan or applicable Law, as applied through the Closing Date. The current value of the assets of each such Company Employee Plan, as of the end of the most recently ended plan year of that Company Employee Plan, equals or exceeds the current value of all liabilities under that Company Employee Plan. None of the assets of any Company Employee Plan include any Company Security or any Security Right or capital stock or other security of any ERISA Affiliate.

(g) Effect of Transactions. The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(h) No Liability. None of the Company or any of the Subsidiaries has any liability, including under any Company Employee Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee or as an employee and not as a consultant or independent contractor.

(i) Taxation. Each Company Employee Plan has been properly classified with respect to the payment of Taxes, including in particular social security payments and contributions, and any exemptions have been properly applied and all filings have been completed accurately and in a timely manner with the appropriate Tax Authorities.

(j) Foreign Jurisdictions. Each Company Employee Plan subject to the Laws of any jurisdiction outside of the United States (i) if intended to qualify for special Tax treatment, is in material compliance with meeting all requirements for such treatment, (ii) is fully funded and has been fully accrued for on the Company Financial Statements, to the extent such plan is required to be funded, (iii) if required to be registered, has been registered with the appropriate Governmental Entities and has been maintained in good standing with the appropriate Governmental Entities, and (iv) is maintained in material compliance with all applicable Laws in all material respects. The Company and the Subsidiaries are in compliance in all material respects with all applicable Laws of any jurisdiction where it has any Employees, consultants or independent contractors, has provided and continues to provide all benefits, entitlements, insurance and other items which it is required to provide by applicable Law, and has made all filings and registrations with, and provided all notices to, and received all permits and licenses needed to be obtained from, any applicable Governmental Entities in connection with the Company Employee Plans.

2.26. Employment Matters.

(a) Schedule 2.26(a) sets forth as of the Agreement Date, (1) with respect to each current Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave or on layoff status subject to recall): (A) the name of such Employee and the date as of which such Employee was originally hired by the Company or any of the Subsidiaries, and whether the Employee is on an active or inactive status; (B) such Employee’s title and job function; (C) such Employee’s annualized base compensation; and (D) any governmental authorization, permit or license that is held by such Employee and that is used in connection with the Company’s or any of the Subsidiaries’ business, and (2) with respect to each Employee, whether such Employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

(b) Schedule 2.26(b) contains a list of individuals who, as of the Agreement Date, are currently performing services for the Company or any of the Subsidiaries and are classified as “consultants” or “contract labor” or “independent contractors,” and the respective compensation of each such “consultant” or “contract laborer” or “independent contractor”

(c) Each Employment Agreement (other than agreements terminable at will by the Company without any obligation or liability) is set forth on Schedule 2.16(a)(ii) and a copy of each Employment Agreement and any amendment thereto has been delivered to Buyer. Neither the Company nor any of the Subsidiaries has, and to the Company’s Knowledge, no other Person has, (1) entered into any Contract that obligates or purports to obligate Buyer or any of Buyer’s Affiliates to make an offer of employment to any Employee, consultant or contractor of the Company or any of the Subsidiaries or (2) promised or otherwise provided any assurances (contingent or other) to any Employee, consultant or contractor of the Company or any of the Subsidiaries of any terms or conditions of employment with Buyer or any of Buyer’s Affiliates following the Closing.

(d) The Company and each of the Subsidiaries has delivered to Buyer accurate and complete copies of all material employee manuals and handbooks, employment policy statements, employment customs and practices, internal regulations, collective bargaining or labor agreements and Employment Agreements with respect to Employees.

(e) (1) None of the Required Employees has given the Company or any of the Subsidiaries written notice terminating his or her employment with the Company or any of the Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any of the Subsidiaries or in connection with the Transactions; (2) neither the Company nor any of the Subsidiaries has a present intention to terminate the employment of any Required Employee; (3) to the Company’s Knowledge, no current Employee, consultant or contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other Contract with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a material adverse effect in any way on (A) the performance by such Person of any of his or her duties or responsibilities for the Company or any of the Subsidiaries, or (B) the Company’s business or operations; (4) to the Company’s Knowledge, no current Employee, contractor or consultant is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company or any of the Subsidiaries, as the case may be; and (5) neither the Company nor any of the Subsidiaries is or has ever been engaged in any dispute or litigation with any Employee (current or former) regarding intellectual property matters.

(f) Neither the Company nor any of the Subsidiaries is presently, nor have they been in the past, a party to or bound by any union contract or agreement, collective bargaining or labor agreement or similar Contract nor is the Company or any of the Subsidiaries required to maintain or consult with any “works council” or similar employee representation group and to the Company’s Knowledge there are no activities or proceedings of any labor union or works council or other employee representation group to organize any Employees.

(g) Neither the Company nor any of the Subsidiaries is engaged or has ever been engaged in any unfair labor practice of any nature, that, if adversely determined, would reasonably be expected to result in material liability to the Company or any of the Subsidiaries. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, any of the Subsidiaries or any Employees. There is not now pending and, to the Company’s Knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.

(h) The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such Employees. Any Persons now or heretofore engaged by the Company or any of the Subsidiaries as consultants or contract laborers or independent contractors, rather than Employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time Employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws, and have been treated accordingly and appropriately for all Tax purposes. Neither the Company nor any of the Subsidiaries is delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, equal pay, or collective bargaining payments to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals. Neither the Company nor any of the Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(i) (1) neither the Company nor any of the Subsidiaries has a severance pay practice or policy; (2) neither the Company nor any of the Subsidiaries is liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s and the Subsidiaries’ policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, Contract, plan, program of the Company or any of the Subsidiaries, applicable Law or otherwise; and (3) except as set forth on Schedule 2.26(i)(iii), as a result of or in connection with the Transactions or as a result of the termination by the Company or any of the Subsidiaries of any Persons employed by the Company or any of the Subsidiaries on or prior to the Closing Date, the Company will not have (A) any liability that exists or arises under any of the Company’s or any of the Subsidiaries’ benefit or severance policy, practice, Contract, plan, program, Law applicable thereto, including severance pay, bonus compensation or similar payment, or (B) to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee.

(j) The Company and each of the Subsidiaries has been and is in compliance, in all material respects, with all applicable Laws and Contracts respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees and to the Company’s Knowledge there are no allegations to the contrary.

(k) There are no demands or claims pending or, to the Company’s Knowledge, threatened, before any Governmental Entity by any Employees for compensation, severance benefits, vacation time, paid time off, unpaid meal or rest breaks, vacation pay or pension benefits, maternity benefits, any statutory benefits, or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other Person arising out of the Company’s or any of the Subsidiaries’ status as employer or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge or variation of contract, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition or otherwise. In addition, there are no pending or threatened claims or actions against the Company or any of the Subsidiaries under any workers compensation policy or long-term disability policy, nor to the Company’s Knowledge is there any reasonable basis therefor. The Company and each of the Subsidiaries has complied with and is in compliance with all applicable workers compensation Laws in all material respects.

(l) The Company and each of the Subsidiaries, and to the Company’s Knowledge each current Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by a current Employee will expire during the six (6) month period beginning on the Agreement Date.

2.27. Tax Matters.

(a) The Company and each of the Subsidiaries have timely filed all Tax Returns required to be filed. The Company and each of the Subsidiaries have timely paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns). The Company and each of the Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid. All Tax Returns filed by the Company and the Subsidiaries are complete and correct in all material respects, and such Tax Returns correctly reflect the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and the Subsidiaries and any other information required to be shown thereon. Neither the Company nor any of the Subsidiaries has engaged in any transaction that could give rise to (1) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (3) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (4) any similar obligation under any predecessor or successor Law or comparable provision of the Laws of any other jurisdiction. The Company and each of the Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax Law). There are no Liens for Taxes upon any of the Company’s or any of the Subsidiaries’ assets, other than Liens for ad valorem Taxes not yet due and payable.

(b) None of the Tax Returns filed by the Company or any of the Subsidiaries or Taxes payable by the Company or any of the Subsidiaries have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently being conducted or, to the Company’s Knowledge, has been threatened in writing or proposed.

(c) Except as set forth on Schedule 2.27(c), neither the Company nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of the Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Neither the Company nor any of the Subsidiaries is a party to any Contract or plan (including any Company Stock Rights) that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 404 of the Code. None of the shares of outstanding capital stock of the Company or any of the Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code except for the Company Restricted Stock set forth on Schedule 2.6(a).

(e) Neither the Company nor any of the Subsidiaries is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for United States federal income Tax purposes or any similar provision of the Laws of any applicable jurisdiction. Neither the Company nor any of the Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of the Subsidiaries has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to Section 355 of the Code, in the two (2) years prior to the Closing Date. Neither the Company nor any of the Subsidiaries has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise applicable for any taxable period after the Closing, and will not be required to make such an adjustment as a result of the Transactions. Neither the Company nor any of the Subsidiaries has participated in an international boycott as defined in Section 999 of the Code. Neither the Company nor any of the Subsidiaries (nor any predecessor) has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income Tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax Law. Neither the Company nor any of the Subsidiaries owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code. The Company and the Subsidiaries do not own stock in any foreign corporation that is a “controlled foreign corporation” within the meaning of Section 957 of the Code where the Company’s and the Subsidiaries’ total stock interest is less than fifty percent (50%) of the total vote and less than fifty percent (50%) of the value of the stock of the foreign corporation.

(f) Neither the Company nor any of the Subsidiaries is a party to any Tax sharing Contract or similar arrangement (including an indemnification Contract or arrangement). Neither the Company nor any of the Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any of the Subsidiaries has any liability for the Taxes of any Person (other than the Company or a Subsidiary) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(g) The unpaid Taxes of the Company and the Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Company Balance Sheet, and the unpaid Taxes of the Company and the Subsidiaries will not, as of the Closing Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Estimated Closing Date Balance Sheet. Neither the Company nor any of the Subsidiaries will incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.

(h) No written claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to Tax in that jurisdiction. Neither the Company nor any of the Subsidiaries has, or has ever had, a permanent establishment or other Taxable presence in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country.

(i) The Company has delivered to Buyer correct and complete copies of all (1) Tax Returns since 2008, and (2) examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of the Subsidiaries.

(j) Since the Balance Sheet Date, there has not been any change in any method of Tax accounting or any making of a Tax election or change of an existing election by the Company or any of the Subsidiaries.

(k) Each of the Company Incentive Plans and each other plan, program, arrangement or Contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 2.27(k). Since December 31, 2004 and through December 31, 2008, each plan, program, arrangement or Contract identified or required to be identified on Schedule 2.27(k) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. By December 31, 2008, each plan, program, arrangement or Contract identified or required to be identified on Schedule 2.27(k) had been amended to the extent necessary or appropriate to comply with Section 409A of the Code and the final regulations promulgated thereunder. From and after January 1, 2009, each of the Company Incentive Plans and each plan, program, arrangement or Contract identified or required to be identified on Schedule 2.27(k) has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder, including the final regulations promulgated with respect thereto. Each Company Employee Plan subject to the laws of any jurisdiction outside of the United States (1) if intended to qualify for special tax treatment, meets all requirements for such treatment; (2) is fully funded and has been fully accrued for on the Company Financial Statements; and (3) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate Governmental Entities.

(l) Neither the Company nor any of the Subsidiaries has been (1) the subject of an IRS private letter ruling (or similar Tax ruling under state, local or non-U.S. Law) that has continuing effect; (2) the subject of a “closing agreement” as that term is defined in Section 7121 of the Code (or any comparable Contract under state, local or non-U.S. Law) with any Tax authority that has continuing effect; or (3) granted a power of attorney with respect to any Tax matters that continues in effect.

(m) Neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (1) installment sale or open transaction disposition made on or prior to the Closing Date,

(2) prepaid amount received on or prior to the Closing Date, (3) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law), or (4) election under Section 108(i) of the Code. There are no requests for rulings or determinations in respect of any Tax pending between the Company and any Governmental Entity.

(n) None of the assets of the Company or any of the Subsidiaries (1) is property that is required to be treated as owned by any other Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, (2) directly or indirectly secures any debt the interest on which is exempt under Section 103 of the Code or (3) is “Tax-exempt use property” within the meaning of Section 168(h) of the Code.

(o) All intercompany transactions between the Company and the Subsidiaries have met the requirements of Section 482 of the Code and the regulations thereunder.

(p) The Company and each of the Subsidiaries (A) have made all Tax filings and received all Tax registrations, permits, licenses and certificates that are required for the conduct of their respective businesses as currently conducted, (B) are in compliance with all applicable Laws respecting Taxes, (C) have properly obtained all necessary stamps and value added Tax (VAT) registrations and paid and withheld (as applicable) all applicable stamp duties and value added Taxes. The Company and each of the Subsidiaries have complied in all material respects with all requirements of any applicable Tax “holidays” or special Tax zones or treaties.

2.28. Significant Customers. Schedule 2.28(a) accurately identifies, and provides an accurate summary of the revenues received from, each current customer that, together with such customer’s Affiliates, contributed to the consolidated gross revenues of the Company and the Subsidiaries since the beginning of the third fully completed fiscal year of the Company prior to the Agreement Date and represents the top twenty sources of such revenue and represents the top twenty sources of such revenue. Neither the Company nor any of the Subsidiaries has received written notice from any customer indicating that such current customer intends not to renew its Contract with the Company and the Subsidiaries. Schedule 2.28(b) sets forth as of the Agreement Date each such current customer of the Company or any of the Subsidiaries.

2.29. Company Customer Information. Neither the Company nor any of the Subsidiaries has sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company’s or any of the Subsidiaries current and former customers or agreed to do any of the foregoing. Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company or one of the Subsidiaries possesses or has any claims or rights with respect to use of such customer files and other customer information. Neither the Company nor any of the Subsidiaries has disclosed, made available to the public, released for distribution or failed to protect or secure any confidential information or any system containing confidential information in violation of any applicable Law, Contract or duty, including without limitation any privacy Law. The Company’s and the Subsidiaries’ systems, products and services are adequate and sufficient to protect the privacy and confidentiality of all third party information in compliance with all applicable Laws, Contracts and duties, including without limitation any privacy or data protection Laws.

2.30. Governmental Authorization. Schedule 2.30 lists each material certification, approval, registration, consent, license, permit, grant, exemption, variance, order or other authorization issued or granted to, or held by, the Company, any of the Subsidiaries or any Employee by any Governmental Entity (1) pursuant to which the Company or any of the Subsidiaries currently operates or holds any interest in any of its properties or (2) that is required for the operation of its business as currently conducted or as currently proposed by the Company to be conducted or for the holding of any such interest in any of its properties (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and each of the Subsidiaries to operate or conduct its business as currently conducted or as currently proposed by the Company to be conducted or to hold any interest in its properties or assets. None of the Company, any of the Subsidiaries or, to the Company’s Knowledge, any Employee, is in violation of any Company Authorization in any material respect.

2.31. Corrupt Practices; Questionable Payments.

(a) The Company and each of the Subsidiaries and, to the Company’s Knowledge, each director, Employee, distributor, reseller and agent of the Company or any of the Subsidiaries, has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, the UK Bribery Act 2010, and any other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering. The books and records of the Company and the Subsidiaries have been and are maintained in compliance with the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(b) Without limiting the foregoing Section 2.31(a), none of the Company or the Subsidiaries, or any of their respective directors, officers, nor to the Company’s Knowledge, Employees, distributor, reseller, agents or other Persons acting at the direction of or on behalf of the Company or a Subsidiary has, in the course of its actions for, or on behalf of, the Company or a Subsidiary: (1) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (2) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; or (3) made any other unlawful bribe, rebate, payoff, influenced payment, kickback or other unlawful payment to any foreign or domestic government official or employee or member of any political party or non-governmental organization or any other Person.

2.32. Conflict Minerals. No “Conflict Minerals” are necessary to the functionality or production of or are used in the production of any Company Product or any product currently proposed to be manufactured by the Company or any of the Subsidiaries or on its behalf in the future. “Conflict Minerals” means: (1) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo; and (2) any other mineral or its derivatives, the exploitation and trade of which is determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.

2.33. Representations Complete. To the Securities Act Knowledge of the Company, none of the representations or warranties made by the Company in this Agreement or any Related Agreement, nor any statement made in any Company Schedule or any certificate furnished by the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company as of the Agreement Date and as of the Closing as follows:

3.1. Organization of Buyer and Merger Sub. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Buyer and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.

3.2. Authority. Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer or Merger Sub is a party and the consummation of the Transactions by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement has been, and each of the Related Agreements to which Buyer or Merger Sub is a party will be at the Closing, duly executed and delivered by Buyer and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Buyer and Merger Sub), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

3.3. Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Related Agreements by Buyer and Merger Sub or the consummation by Buyer and Merger Sub of the Transactions except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the filings, permits, authorizations, consents, approvals or other such actions as may be required under, and other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, (c) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws and (d) such other filings, authorizations, consents and approvals that if not obtained or made would not reasonably be expected to have a Buyer Material Adverse Effect.

3.4. No Conflict. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the Related Agreements to which they are a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Buyer or Merger Sub, (b) any material Contract to which Buyer or Merger Sub is a party or to which either of them or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (c) any Law applicable to Buyer or Merger Sub or any of their respective properties (whether tangible or intangible) or assets, except, in the case of clauses (b) or (c), for such conflicts, violations or defaults or resulting rights or losses of benefits as would not individually or in the aggregate reasonably be expected to have a Buyer Material Adverse Effect.

ARTICLE IV

CERTAIN COVENANTS

4.1. Conduct of Business of the Company and the Subsidiaries. During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will (except to the extent that Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned), and will cause each of the Subsidiaries to, carry on its business in the usual and ordinary course of business, pay its debts and Taxes when due, pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Except as expressly contemplated by this Agreement, the Company shall not, and shall cause each of the Subsidiaries to not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) (1) waive or release any right or claim, (2) fail to pay, or delay in paying, accounts payable when due, (3) modify the payment terms or payment schedule of any accounts receivable or accelerate the payment of any accounts receivable, or (4) change any cash management practices, in each case outside of the ordinary course of business or inconsistent with prior practice;

(b) issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Security, Subsidiary Security or Security Rights with respect to any of the foregoing, or terminate, amend any term or provision of (including by way of repricing), grant any additional awards under, or change any allocations under the Company Incentive Plans, other than the issuance of Company Common Stock pursuant to the valid exercise of any Company Option or Company Warrant or the issuance of Company Preferred Stock pursuant to the valid exercise of any Company Warrant provided the exercise price with respect thereto has been paid to the Company;

(c) re-price or amend the terms of any Security Right or the terms of any Contract with respect to Company Securities or Subsidiary Securities or any Company Restricted Stock, including accelerating or waiving the vesting thereof; provided, however, that the Company may accelerate the vesting of any Company Restricted Stock or Company Options;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business consistent with prior practice any assets in any amount;

(e) other than in the ordinary course of business, hire or engage any employees, consultants or contractors, or encourage any Employees, consultants or contractors to resign from the Company or any of the Subsidiaries, or promote any Employees other than in the ordinary course of business or change the employment status or titles of any Employees;

(f) fail to use commercially reasonable efforts to keep in full force all insurance policies described in Section 2.21;

(g) enter into any Contract that contains any provision relating to a “change of control” of the Company or any of the Subsidiaries or that would constitute a Change in Control Agreement;

(h) take any action that would have been a breach of or would reasonably be expected to cause a breach of any of the provisions of Section 2.9 (except the taking of any action described in Sections 2.9(k), (m) and (n) in the ordinary course of business, consistent with prior practice) had such action occurred after the Balance Sheet Date and prior to the Agreement Date (without regard to disclosures on the Company Schedules);

(i) incur any Indebtedness, draw down or borrow any amounts under any existing Contracts with respect to Indebtedness, guarantee any Indebtedness of any Person, issue or sell any debt securities of the Company or any of the Subsidiaries or purchase or guarantee any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business and consistent with prior practice;

(j) make any payment of, or in respect of, any Tax to any Person or any Governmental Entity, except to the extent that the Company reasonably believes in good faith such payment is in respect of a Tax that is due and payable or has been properly estimated in accordance with applicable Law as applied in a manner consistent with the prior practice of the Company;

(k) fail to pay any account payable or trade payable, Indebtedness or other liabilities on a current basis business consistent with past practices;

(l) make any Distribution;

(m) make a claim for or accept any additional funding from Invest Northern Ireland; or

(n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (m) above, or any other action or omission that would prevent the Company from performing or cause the Company not to perform its obligations hereunder, or that would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date.

4.2. Access to Information. From the Agreement Date until the earlier of (a) the termination of the Agreement pursuant to Section 7.1 hereto and (b) the Effective Time, the Company shall provide Buyer and its accountants, legal counsel, and other representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time to (a) all of the properties, facilities, books, Contracts, commitments, records, customers and current Employees of the Company and the Subsidiaries and (b) all other information concerning the business, finances, properties, products, services, ongoing disputes, litigation, technology and personnel of the Company and the Subsidiaries as Buyer may reasonably request; provided that the Company shall not be required to provide any materials if it believes such provision would waive any applicable privilege or violate any confidentiality agreements in effect as of the Agreement Date. The Company agrees to provide Buyer and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 4.2 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the parties to consummate the Merger and the other Transactions.

4.3. Confidentiality. The parties acknowledge that the Company and Buyer or one of its Affiliates have previously executed a Mutual Non-Disclosure Agreement, dated as of October 18, 2011 (the “Nondisclosure Agreement”), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms.

4.4. Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, as to Buyer, by regulatory authority, listing agreement or court order, no disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made prior to the Effective Time by any party hereto (including any third party representatives of Buyer, the Company, the Holders or the

Holder Representative) (other than disclosures to Stockholders or the holders of Company Options or the Company Warrant Holders in connection with this Agreement and other than any filing by Buyer with the Securities and Exchange Commission or other Governmental Entity) unless approved by Buyer and the Company prior to release; provided that such approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the immediately preceding sentence, in the event that Buyer or the Company is required by Law to make any such disclosure, each of Buyer or the Company, as applicable, shall notify the other party prior to making such disclosure and shall use commercially reasonable efforts to give the other party an opportunity to comment on such disclosure.

4.5. Consents. At the Company’s expense, the Company shall use its commercially reasonable efforts to promptly obtain all consents, waivers and approvals required to be obtained by it in connection with the Merger and the other Transactions, including all consents, waivers, or approvals under any of the Disclosable Contracts set forth on Schedule 4.5.

4.6. Antitrust Filings.

(a) Buyer and the Company will each make in timely fashion all filings and notifications required under the HSR Act (the “Antitrust Filings”) with the appropriate Governmental Entity designated by Law to receive such filings. The Company and Buyer shall each pay any filing fees for which it is responsible in connection with the Antitrust Filings.

(b) As promptly as is practicable after receiving any request from any appropriate Governmental Entity for information, documents, or other materials in connection with the review of the Antitrust Filings, Buyer or the Company, as the case may be, shall use its reasonable best efforts to comply with such request and, to the extent practicable and permitted by applicable Law, permit the other party’s legal counsel to review in advance any proposed written communication to any Governmental Entity to the extent that such review will not result in the waiver of any applicable privilege and subject to appropriate confidentiality agreements. The Company and Buyer shall each cooperate reasonably with the other in connection with resolving any inquiry or investigation by any Governmental Entity relating to the Antitrust Filings. The Company and Buyer shall each promptly inform the other of any communication with, and any proposed understanding, Contract, or undertaking with any Governmental Entity relating to its Antitrust Filing. The Company and Buyer shall each give the other reasonable advance notice of, and the opportunity to participate in (directly or through its representatives) any inquiry or investigation by, or any material meeting or conference (whether by telecommunications or in person) with, any Governmental Entity relating to the Antitrust Filings if, in the reasonable judgment of the party that is subject to the inquiry, investigation, meeting or conference, such participation by the other party is prudent and (based upon the advice of legal counsel) legally permissible. Each of the parties hereto agrees to use its reasonable best efforts to secure termination or expiration of any waiting periods under any applicable Antitrust Laws and/or to obtain the approval of any antitrust Governmental Entity, as applicable, for the Merger and the other Transactions.

(c) Notwithstanding anything to the contrary in this Agreement, nothing shall require or be construed to require Buyer or any of its Affiliates, in order to obtain the consent or successful termination or expiration of any review of any Governmental Entity regarding the

Merger or the Transactions, to (1) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets or businesses, of Buyer or any of its Affiliates or of the Surviving Corporation or any of the Subsidiaries (or to consent to any sale, or Contract to sell, by Buyer, by the Surviving Corporation or by any of their respective Affiliates of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Buyer of any assets or businesses (including any assets or businesses of the Surviving Corporation or the Subsidiaries), (2) enter into any Contract or consent decree or be bound by any obligation that Buyer may deem in its sole discretion to have an adverse effect on the benefits to Buyer of the Merger, (3) modify any of the terms of this Agreement or the Merger, or the Transactions, or (4) initiate or participate in any litigation with respect to any such matters.

4.7. Conditions to the Transactions; Further Assurances. From the Agreement Date until the earlier of (a) the termination of this Agreement pursuant to Section 7.1 hereto and (b) the Effective Time and subject to Section 4.6(c), each of the parties to this Agreement shall use its commercially reasonable efforts to (a) fulfill and cause to be fulfilled the conditions to Closing to be satisfied by it under this Agreement; (b) comply promptly with all legal requirements which may be imposed on such party with respect to the Transactions and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Transactions; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Affiliates in connection with the Transactions or the taking of any action contemplated by this Agreement or any Related Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other Transactions and the Related Agreements.

4.8. Notification of Certain Matters. From the Agreement Date until the earlier of (a) the termination of this Agreement pursuant to Section 7 hereto and (b) the Effective Time, the Company shall give prompt written notice to Buyer of (1) the occurrence or non-occurrence of any event that is likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (2) any failure to comply with or satisfy in any material respect any of the covenants, conditions or agreements to be complied with or satisfied by it hereunder and (3) any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in Article V required to be satisfied by it incapable of being satisfied in a timely manner; provided, however, that the delivery of any notice pursuant to this Section 4.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

4.9. Termination of Certain Contracts; Notices. The Company shall take all such steps as may be necessary to (1) terminate each of the Investor Agreements and all other investor rights granted by the Company to its Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants as of or prior to the Closing and (2) timely and properly deliver all required notifications of the Merger and the other Transactions to the holders of Company

Securities, Subsidiary Securities and any Security Rights with respect thereto. Effective immediately upon the Effective Time, Buyer and the Company agree that the Strategic Redistribution Agreement dated March 30, 2012 by and between the Company and Buyer shall terminate and be of no further force or effect.

4.10. No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 7.1 hereof, the Company shall not (nor shall the Company permit any of the Subsidiaries or any of the Company’s or any of the Subsidiaries’ respective Employees, officers, directors, stockholders, managers, partners, members, advisors, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Buyer and its designees: (1) solicit, knowingly encourage, seek, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any Contract or effect any transaction, with respect to any offer or proposal to acquire all or any material part of the business, assets, Intellectual Property or technologies of the Company or the Subsidiaries, or any amount of the Company Capital Stock or any Subsidiary Securities (whether or not already outstanding), whether by merger, purchase of assets, purchase of securities, tender offer, exclusive license or otherwise, or effect any such transaction (a “Proposal”), (2) disclose any confidential information to any Person concerning the business, Intellectual Property, technologies or properties of the Company or the Subsidiaries (other than in the ordinary course of business in connection with sales of its products), or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (3) assist or cooperate with any Person to make any Proposal, or (4) enter into any Contract with any Person with respect to a Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or Contracts (other than with Buyer) that are the subject matter of clause (1), (2), (3) or (4) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Proposal, or any request for disclosure or access as referenced in clause (2) above, the Company shall immediately (x) suspend any discussions with such offeror or Person with regard to such offer, proposal, or request and (y) notify Buyer thereof, including information as to the material terms of the Proposal and the identity of the Person making such Proposal or request.

The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.10 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.10 and to seek to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof or any other country or subdivision thereof having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Employee, officer, director, stockholder, agent, advisor, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

4.11. Employment Matters.

(a) Offers. From the Agreement Date until the earlier of (a) the termination of this Agreement pursuant to Section 7.1 hereof and (b) the Effective Time, Buyer may contact any of the current Employees or consultants to make offers of new employment with Buyer, on terms and conditions that Buyer determines in its sole discretion. The Company shall use its commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with such Employees or consultants and to obtain executed Offer Package Agreements from each Employee or consultant receiving an offer of employment with Buyer. Neither Buyer nor Merger Sub is under any obligation to hire or retain any Employee, independent contractor or consultant, or provide any Employee, independent contractor or consultant with any particular benefits, or make any payments or provide any benefits to those Employees, independent contractors or consultants whom Buyer chooses not to employ or subsequently terminates, except as otherwise required by applicable Law.

(b) Prior Service Credit. Effective as of the Effective Time, Buyer shall permit any Continuing Employee and, as applicable, such Continuing Employee’s eligible dependents, to participate in the employee welfare benefit plans, programs or policies (including any vacation, sick, personal time off plans or programs) of Buyer, and any plan of Buyer intended to qualify within the meaning of Section 401(a) of the Code on terms substantially similar in the aggregate to those provided to similarly situated employees of Buyer, if and to the extent that Buyer elects not to maintain the applicable employee welfare benefit plans, programs or policies of the Company following the date of this Agreement. Continuing Employees shall receive credit for purposes of eligibility and vesting (but not for benefit accrual) for years of service with the Company or any of the Subsidiaries (or any predecessor) prior to the Effective Time in the applicable welfare benefit plans and pension plan (intended to qualify within the meaning of Section 401(a) of the Code) of Buyer. Notwithstanding anything to the contrary contained in this Agreement, any such credit and waiver will not result in duplication of benefits.

(c) 401(k) Plans. Effective immediately prior to the Closing, the Company and the Subsidiaries will terminate any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each such plan a “401(k) Plan”), and effective immediately prior to the Closing no Employee shall have any right thereafter to contribute any amounts to any 401(k) Plan. The Company will provide Buyer with evidence that each such 401(k) Plan has been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board or the board of directors of a Subsidiary, as applicable. Buyer shall take such actions as are reasonably necessary to cause a Code Section 401(a) qualified retirement plan of Buyer or its Affiliate to accept eligible rollover distributions from the 401(k) Plan on behalf of the Continuing Employees.

4.12. Section 280G. If the Company or any of the Subsidiaries is obligated to make any payments, or is a party to any Contract that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its commercially reasonable efforts to submit for stockholder approval or disapproval at such time as the Soliciting Materials are distributed to the Stockholders pursuant to Section 4.17(b) or, if determined by the Company that providing such materials at such time as the Soliciting Materials are distributed to Stockholders is not feasible, then, such materials shall be distributed to the Stockholders not later than ten (10) business days prior to the Effective Time.

4.13. Tax Matters.

(a) Conduct. From the Agreement Date until the earlier of (a) the termination of this Agreement pursuant to Section 7.1 and (b) the Effective Time, neither the Company nor any of the Subsidiaries shall make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing Contract, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Buyer which consent shall not be unreasonably withheld or delayed.

(b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions shall be paid by the Holders when due, and the Holders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation. At Buyer’s discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section 4.13(b). Any amount so withheld will be promptly remitted to the appropriate Tax Authority.

(c) Tax Returns. The Company shall prepare and timely file or shall cause to be prepared and timely filed all appropriate Tax Returns in respect of the Company, any of the Subsidiaries and their assets or activities that are required to be filed on or before the Closing Date and shall pay all Taxes due with respect to such Tax Returns; which Tax Returns shall be prepared in a manner consistent with the past practice of the Company and the Subsidiaries unless otherwise required by Law. Buyer will prepare, or cause to be prepared, all other Tax Returns.

(d) Straddle Period. In the case of any taxable period that begins on or before and ends after the Closing Date (“Straddle Period”), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be:

(i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii) in the case of Taxes not described in Section 4.13(d)(i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(e) Cooperation. The Holder Representative, the Company, each of the Subsidiaries, Buyer and the Surviving Corporation shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such disputes and audits.

(f) Tax Contests. Notwithstanding any other provision of this Agreement, Buyer will have the right to conduct any Tax audit or other Tax contest after the Effective Time relating to the Surviving Corporation or any of the Subsidiaries. Buyer shall consult with the Holder Representative in good faith regarding any information relevant to a Tax audit or other Tax Contest that covers a pre-Closing period or a Straddle Period.

(g) Parachute Payments. The Company shall use its commercially reasonable efforts to ensure that no Contract, arrangement or plan (including the Company Options, the Company Incentive Plans and the Company Warrants) of the Company or any of the Subsidiaries or, for this purpose, the Buyer Equity Incentives, will result, separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) China Tax Returns. As soon as practicable and in any event within ten (10) Business Days following the Agreement Date, the Company shall make all necessary filings and reporting as may be required under applicable PRC Tax Laws, including submitting all reports and filings to be made to the PRC Tax authorities under Guoshuihan 2009 No. 698 in connection with the Transactions, and procuring that any issues raised by PRC Tax authorities are addressed and any applicable Taxes have been paid. Copies of all such filings shall be provided to Buyer prior to Closing (if the reporting is made by the Company or its Chinese subsidiary, associate and/or joint venture). In addition, all relevant Tax payment certificates shall also be provided to Buyer.

4.14. Company Options; Company Warrants.

(a) No Assumption of Company Options. Buyer shall not assume any Company Options. Immediately prior to the Effective Time, the Company shall cause all outstanding unvested Company Options to have their vesting accelerated as to 100% of the Shares subject to all outstanding unvested Company Options such that as of the Effective Time all outstanding Company Options shall be fully vested and exercisable.

(b) Company Options. All Company Options, to the extent not previously exercised, at the Effective Time will automatically be converted, with no action required on the part of any holder of Company Options, into the right to receive an amount in cash (without interest), subject to applicable tax withholding, equal to the result obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Option by (B) the difference obtained by subtracting (1) the exercise price per share of such Company Option from (2) the Per Share Merger Consideration (the “Company Option Payment”), in each case to be paid to the holder of such Company Option upon the surrender of the Company Option in accordance with the terms of this Agreement and the Option Cancellation Letter. Prior to the Closing, the Surviving Corporation and Buyer shall cooperate to provide to each holder of a Company Option (A) a cancellation letter in substantially the form attached as Exhibit D hereto (an “Option Cancellation Letter”) and (B) instructions for use in effecting the surrender of all rights in and to the Company Options and the Company Common Stock subject to each Company Option held by such holder in exchange for the Company Option Payment that is payable in respect of each such Company Option. The Company shall use its commercially reasonable efforts prior to the Closing to obtain an executed Option Cancellation Letter from each holder of a Company Option. The payment of the Company Option Payment in respect of each such Company Option is conditioned upon the execution and delivery of such Option Cancellation Letter.

(c) Company Incentive Plans. The Company shall use its commercially reasonable efforts to terminate, effective as of the Effective Time, each of the Company Incentive Plans.

(d) Company Warrants. The Company shall use its commercially reasonable efforts to cause all Company Warrants, to the extent not previously exercised, at the Effective Time to be terminated and converted into the right to receive an amount in cash (without interest), subject to applicable tax withholding (if any), equal to the result obtained by multiplying (A) the number of shares of Company Capital Stock subject to such Company Warrant by (B) the difference obtained by subtracting (i) the exercise price per share of such Company Warrant from (ii) the Per Share Merger Consideration (the “Company Warrant Payment”), in each case to be paid to the holder of such Company Warrant upon the surrender of such Company Warrant upon the terms and subject to the conditions set forth in this Agreement, including the escrow contribution provisions set forth in Section 1.6(c). Prior to the Closing, the Surviving Corporation and Buyer shall cooperate to provide to each Company Warrant Holder (A) a termination letter in substantially the form attached as Exhibit F hereto (a “Company Warrant Termination Letter”) and (B) instructions for use in effecting the surrender of all rights in and to the Company Warrants and the Company Capital Stock subject to each Company Warrant held by such Company Warrant Holder in exchange for the Company Warrant Payment that is payable through the Payment Agent in respect of each such Company Warrant. The Company shall use its commercially reasonable efforts prior to the Closing to obtain an executed Company Warrant Termination Letter from each Company Warrant Holder. The payment of the Company Warrant Payment in respect of each such Company Warrant is conditioned upon the execution and delivery of such Company Warrant Termination Letter.

(e) The holders of Company Options, Company Warrants and Company Capital Stock have been or will be properly given by the Company, or shall have properly waived, any required notice prior to the Merger.

4.15. Indemnification of Directors and Officers of the Company.

(a) Indemnification Obligations. During the period ending six (6) years after the Effective Time, Buyer will ensure that the Surviving Corporation fulfills its obligations to the present and former members of the Company Board and present and former officers of the Company (the “Indemnified D&Os”) pursuant to the terms of the Company’s Organizational Documents and any indemnity agreements between the Company and its directors and officers as in effect on the date hereof.

(b) Insurance. Prior to the Effective Time, the Company shall purchase and Buyer will maintain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form acceptable to Buyer that shall provide the members of the Company Board and the Company’s officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company.

4.16. Resignation of Officers, Directors and Advisory Board Members. The Company shall obtain the resignation of all officers, directors and advisory board members of the Company and the Subsidiaries, effective as of the Effective Time.

4.17. Stockholder Approval.

(a) As promptly as practicable after the Agreement Date, the Company shall submit this Agreement and the Transactions (including the Merger) to all of the Stockholders for approval and adoption as provided by the DGCL and to the extent applicable the CCC and the Company’s Organizational Documents. Such submission, and any proxy or consent in connection therewith, shall specify that adoption of this Agreement shall constitute approval by the Stockholders of: (1) the escrow and indemnification obligations of the Holders set forth in Articles I and VI hereof and the deposit of the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount with the Escrow Agent and (2) the appointment of Shareholder Representative Services LLC as the Holder Representative, with the rights and responsibilities set forth in this Agreement. The Company shall use its commercially reasonable efforts to obtain the approval of or consent to the Merger and this Agreement of as many of its Stockholders as possible as promptly as practicable following the Agreement Date. Notwithstanding the foregoing, the provisions in this Section 4.17(a) with respect to the Special Litigation Escrow Amount shall not apply if there is a Special Litigation Matter Resolution prior to the Closing.

(b) Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to the reasonable review and approval by Buyer and shall include information regarding the Company, the Transactions, the terms of the Merger, this Agreement and the Related Agreements, and include the recommendation of the Company Board to adopt and approve this Agreement and approve the Merger and the other Transactions, and a statement that the Company Board has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the Stockholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Buyer or its Affiliates, the form and content of which shall not have been approved by Buyer prior to such inclusion, which approval shall not be unreasonably withheld.

4.18. Buyer Equity Incentives. If approved by the Stockholders in accordance with Section 280G(b)(5)(B) of the Code, Buyer will grant to such Continuing Employees, in such amounts per individual Continuing Employee and on such other terms and conditions (including vesting), in each case as Buyer determines in its sole discretion after reasonable consultation with the senior management of the Company, pursuant to Buyer’s Amended and Restated 2005 Equity Incentive Plan, as amended, (A) up to 263,591 stock options to purchase shares of Buyer Common Stock having an exercise price per share equal to the fair market value of a share of Buyer Common Stock as of the date of grant as determined by Buyer’s Board of Directors and (B) up to 263,591 Restricted Stock Units having a value based upon the fair market value of a share of Buyer Common Stock as of the date of grant as determined by Buyer’s Board of Directors (the items in clauses (x) and (y) collectively the “Buyer Equity Incentives”))

4.19. Conversion of Company Preferred Stock. The Company shall use its commercially reasonable efforts to cause each share of Company Preferred Stock to be converted into one share of Company Common Stock pursuant to Article IV, Section 3(b)(ii) of the Company Certificate of Incorporation.

4.20. Notice of Appraisal Rights. Upon receipt of approval by the Stockholders of the Merger and the other Transactions, the Company shall promptly, and in any event within two (2) Business Days, unless a later date is specified by Buyer, cause to be sent to any Stockholders that are entitled thereto the notice of the availability of Appraisal Rights required by Section 262 of the DGCL and Section 1301 of the CCC in form reasonably satisfactory to Buyer.

4.21. Financial Statements of JV. From the Agreement Date until the earlier of (a) the termination of this Agreement pursuant to Section 7.1 hereto and (b) the Effective Time, the Company shall use its commercially reasonable efforts to deliver the financial statements of the Shanghai JV for the period ended May 30, 2012.

4.22. [Intentionally Omitted].

4.23. Export Laws. The Company shall submit to BIS, prior to the Closing, an initial and a final voluntary self-disclosure (or, at a minimum, a final voluntary self-disclosure) regarding the Export Matters. In addition, the Company shall, prior to the Closing, submit a formal classification request to BIS detailing the encryption and other capabilities (including, for example, the Lawful Intercept Decoder feature) of the current version of the relevant Company Products in order to confirm the appropriate export classification. Prior to the Closing, the Company shall submit a request for authorization to BIS pursuant to 15 C.F.R. § 764.5(f) to service specified Company Products, and shall cease any services described in 15 C.F.R. § 764.2(e) unless and until such authorization is obtained. Each of these submissions shall be complete and accurate and shall be submitted to Buyer for Buyer’s prior review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) before submission. None of the Company or any of the Subsidiaries, directly or through third Persons (including partners, distributors, resellers, or agents), shall take any action or make any omission that would reasonably be expected to result in any violation of any Export Laws. Without limiting the foregoing, the Company shall cease exports of any of the Company Products that would be contrary to Export Laws unless and until such exports are authorized pursuant to such Export Laws.

4.24. Certain Deliveries. On or prior to the Closing Date, Buyer will deliver to the Holder Representative on one or more CD-ROM disks a complete and accurate electronic copy of the ShareFile Virtual Data Room as it existed on the Agreement Date. Any item included in the Sharefile Virtual Data Room on the Agreement Date shall constitute “delivery” within the meaning of this Agreement.

ARTICLE V

CONDITIONS TO THE MERGER

5.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of Buyer, Merger Sub and the Company to consummate the Merger and the Transactions shall be subject to the satisfaction (or written waiver by such party) at or prior to the Closing of the following conditions:

(a) Approval. The Transaction Approvals shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity brought by any Governmental Entity seeking any such order, restraint or prohibition.

(c) Regulatory Approvals. The waiting period required by the HSR Act and the regulations promulgated thereunder shall have expired or been terminated. All approvals, authorizations or clearances required under any applicable Antitrust Laws with respect to the Antitrust Filings shall have been obtained and all requirements thereunder shall have been satisfied.

5.2. Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date (except, in each instance, for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) with the same force and effect as if made on and as of the Closing Date, except where the circumstances causing the failure of such representations and warranties to be true and correct do not have, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Agreements and Covenants. Buyer and Merger Sub shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date.

(c) Escrow Agreement. Each of Buyer and the Escrow Agent shall have executed and delivered to the Company the Escrow Agreement.

5.3. Additional Conditions to the Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the Merger and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date (except, in each instance, for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) with the same force and effect as if made on and as of the Closing Date, except where the circumstances causing the failure of such representations and warranties to be true and correct do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect other than an Excluded Company Material Adverse Effect.

(b) Agreements and Covenants. Each of the Company and the Holder Representative shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, other than an Excluded Company Material Adverse Effect.

(d) Stockholder Approval; Dissenters’ Rights. Stockholders holding at least 90% of the Company Capital Stock (determined on an as-converted basis) shall have approved this Agreement, the Merger and the other Transactions. Stockholders holding not more than 5% of the outstanding shares of Company Capital Stock (determined on an as-converted basis) shall have exercised dissenters’ rights under the DGCL or the CCC with respect to the Transactions.

(e) Closing Certificate. The Company shall have delivered to Buyer a certificate of the Company, executed by the Chief Executive Officer of the Company and dated as of the Closing Date, certifying that each of the conditions set forth in Sections 5.3(a)-(d) and (n)-(r) has been satisfied in all respects.

(f) Secretary’s Certificate. The Company shall have delivered to Buyer a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (1) the Company Board Approval and the Transaction Approvals, (2) the Organizational Documents of the Company and each of the Subsidiaries, and (3) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party.

(g) Legal Opinion. Buyer and Merger Sub shall have received a legal opinion from Fenwick & West LLP, legal counsel to the Company, substantially in the form attached hereto as Exhibit E.

(h) Escrow Agreement. The Holder Representative and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.

(i) Employment Acceptances. At least 80% of the Employees, consultants and independent contractors, which shall include at least 75% of the Required Employees, of the Company and the Subsidiaries as of the Agreement Date to whom Buyer or any of its Affiliates shall have offered employment on either a continuing or a transitional basis shall have accepted such offers as of the Closing and shall not have notified the Company or Buyer of any intention to withdraw such acceptance or terminate their employment; and all such employees shall have executed and delivered to Buyer each of the Offer Package Agreements. None of the Signing Employees shall have notified Buyer or Company of his or her intention to terminate his or her employment with the Company. Each Signing Employee Agreement shall be in full force and effect.

(j) [Intentionally Omitted].

(k) Terminations; Notices. Buyer shall have been furnished evidence reasonably satisfactory to it that (1) each of the Investor Agreements and all other investor rights granted by the Company to its stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of or prior to the Effective Time, (2) all required notifications of the Merger and the other Transactions to the holders of Company Securities and Subsidiary Securities and any Security Rights with respect thereto have been properly and timely delivered or waived in writing and (3) each 401(k) Plan has been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board or the board of directors of a Subsidiary, as applicable.

(l) Certification of Non-U.S. Real Property Holding Corporation Status. The Company shall have delivered to Buyer a certificate in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that the Transactions are exempt from withholding under Section 1445 of the Code.

(m) Resignations. Buyer shall have received resignation letters executed and delivered by each of the officers, directors and advisory board members of the Company and the Subsidiaries prior to Closing, in each case effective as of the Effective Time.

(n) Legal Action. Except for the Special Litigation Matter, there shall not be any threatened or pending action, proceeding or other application, or any facts, threats, claims or allegations that would reasonably be expected to result in any such threatened or pending action, proceeding or other application that in Buyer’s good faith judgment has a reasonable likelihood of success, before any court or Governmental Entity brought by any Person or Governmental Entity: (1) the subject matter of which involves Intellectual Property against the Company, the Company Board or any of the Subsidiaries involving a plaintiff or complainant that is a Governmental Entity that is seeking material damages or other material relief, (2) challenging or seeking to restrain or prohibit the consummation of the Merger or the other Transactions, or seeking to obtain material damages in a situation involving a plaintiff or complainant that is a Governmental Entity, the subject matter of which involves Intellectual Property, from Buyer, Merger Sub, the Company or any of the Subsidiaries as a result of the Merger or such other Transactions or (3) seeking to prohibit or impose any limitations on Buyer’s or any of its Affiliates’ ownership or operation of all or any portion of the Company’s or any of the Subsidiaries’ business or assets, or to compel Buyer or any of its Affiliates to dispose of or hold separate all or any portion of its or the Company’s or any of the Subsidiaries’ business or assets as a result of the Transactions.

(o) Company Stock Rights; Company Incentive Plans. With the exception of the Company Options and Company Warrants, all of the outstanding Company Stock Rights shall have been exercised or terminated prior to the Closing without any obligation on the part of Buyer, Merger Sub, the Surviving Corporation or any of the Subsidiaries. Each of the Company Incentive Plans shall have been terminated effective as of the Effective Time.

(p) Loan Repayment; Payoff Letters. Except for the Officer Loans, any loans (other than travel advances, payroll advances and other advances made in the ordinary course of business, which in each case do not exceed $1,000) by the Company or any of the Subsidiaries to any of their Employees shall have been repaid and no such loans shall be outstanding. Buyer shall have received from any officer specified on Schedule 8.1(c) a set-off letter with respect to the Officer Loans in form and substance acceptable to Buyer. Buyer shall have received each of the Payoff Letters and each Payoff Letter shall be in full force and effect.

(q) Release of Liens. Subject to the receipt of payment under the Payoff Letters, all Liens, other than Permitted Liens but including all Liens under the Loan Agreements or with respect to the Loans, on the Company’s or any of the Subsidiaries’ assets or properties shall have been released in form and substance reasonably satisfactory to Buyer.

(r) Conversion of Company Preferred Stock. Each share of Company Preferred Stock shall have been converted into one share of Company Common Stock pursuant to Article IV, Section 3(b)(ii) of the Company Certificate of Incorporation.

(s) Shanghai JV. Buyer shall have received a side letter with respect to the Shanghai JV in form and substance satisfactory to Buyer. Buyer shall have received a copy of a fully executed assignment of invention agreement from each of the employees of the Shanghai JV.

(t) Compliance. The Company shall have submitted to BIS (i) an initial voluntary self-disclosure regarding certain of its Company Products in form and substance satisfactory to Buyer, (ii) an encryption registration and shall have obtained an encryption registration number, (iii) a classification request detailing the Company Product to confirm the export classification of the Company Product and (iv) to the extent necessary, a request for authorization to BIS to service the previously exported Company Products, evidence of such submission to be in form and substance satisfactory to Buyer.

(u) Certain Ungranted Company Options. The Company shall have made a cash payment to each of its Employees and in the amounts listed on Schedule 5.3(u) and each employee listed on Schedule 5.3(u) shall have executed and delivered a release, in a form and substance satisfactory to Buyer, releasing the Company from specified claims relating to such Company Options.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; LIMITATIONS

6.1. Survival of Representations, Warranties and Covenants.

(a) Company Representations. The representations and warranties of the Company set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of Buyer or Merger Sub, and the Effective Time and shall terminate at 11:59 PM Pacific time on the 24-month anniversary of the Closing Date, except that (i) the representations and warranties of the Company, and in any certificate or document executed and delivered pursuant to this Agreement with respect to such representations and warranties, set forth in Section 2.14 (Intellectual Property) (the “IP Representations”) shall so survive but shall terminate at 11:59 PM Pacific time on the 48-month anniversary of the Closing Date, and (ii) the representations and warranties of the Company, and in any certificate or document executed and delivered pursuant to this Agreement with respect to such representations and warranties, (x) relating to Tax matters, including those set forth in Section 2.27 (Tax Matters), and (y) set forth in Sections 2.1 (Organization of the Company), 2.2 (Authority) and 2.6 (Company Capital Structure) (the items described in clause (ii), collectively, the “Fundamental Representations”) shall so survive but shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived).

(b) Buyer and Merger Sub Representations. The representations and warranties of Buyer and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Buyer or Merger Sub at Closing pursuant to this Agreement shall terminate 11:59 PM Pacific time on the date that is one hundred eighty (180) days after the Closing Date.

(c) Covenants. The respective covenants, agreements and obligations of the Company and any of the Subsidiaries, the Holders, the Holder Representative, Buyer and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time and shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived), except as otherwise expressly set forth in this Agreement or in such certificate, document or other instrument delivered pursuant to this Agreement.

(d) Effect of Survival Periods. The survival periods set forth in this Section 6.1 are intended to operate only as the time periods within which a party must deliver to the other party a written notice of a Loss, claim or breach, and following such delivery the notifying party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement regardless of the survival periods set forth in this Section 6.1.

6.2. Indemnification.

(a) As an integral term of the Merger, each Holder, in accordance with his, her or its Pro Rata Share, shall indemnify, reimburse, compensate and hold harmless Buyer, Merger Sub, the Surviving Corporation, the Subsidiaries and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Indemnified Parties”) against any and all Losses incurred or suffered by any such Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(i) the failure of any representation or warranty of the Company set forth herein (including, and as qualified by, the Company Schedules) or in any certificate or document executed and delivered pursuant to this Agreement to be true and correct in all respects as of the Agreement Date and as of the Closing, except, in each instance, for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date (disregarding for purposes of this Section 6.2(a)(i) any “material,” “in all material respects,” “Company Material Adverse Effect, or similar qualification contained therein or with respect thereto for purposes of calculating the amount of any Losses);

(ii) any failure by the Company or any of the Subsidiaries to fully perform, fulfill or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement;

(iii) any Dissenting Share Payments;

(iv) without duplication of any amount already paid to Buyer pursuant to any other provision of this Agreement, the failure of any item set forth in the Allocation Certificate (except with respect to the Closing Date Balance Sheet) to be accurate, true and correct in all respects as of the Closing (regardless of any approval of the Allocation Certificate by Buyer pursuant to Section 1.6(d));

(v) without duplication of any amount already paid to Buyer pursuant to Section 1.6(e), any Buyer Adjustment Amount payable to Buyer pursuant to Section 1.6(e);

(vi) any claims by (1) any current or former holder or alleged current or former holder of any equity or ownership interest or equity security of the Company or any of the Subsidiaries (including any predecessors), including Company Securities, or Subsidiary Securities or Security Rights with respect thereto, relating to or arising out of (x) the Transactions, this Agreement or any Related Agreement, including the allocation of the Merger Consideration, or (y) such Person’s status or alleged status as an equity holder or ownership of equity or ownership interests in the Company or any of the Subsidiaries (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (2) any Person to the effect that such Person is entitled to any equity or ownership interest or equity security or any payment in connection with the Transactions other than as specifically set forth on the Allocation Certificate or (3) any Person with respect to any Security Right, stock option plan, unit option plan or any other plan, policy or Contract providing for equity or ownership interest compensation to any Person;

(vii) any “excess parachute payment” (within the meaning of Section 280G(b) of the Code) made by the Company or any of the Subsidiaries on or prior to the Closing Date or otherwise required to be paid by the Company or the Surviving Corporation or any of the Subsidiaries pursuant to Contracts, Change in Control Agreements or Company Employee Plans entered into or adopted on or prior to the Closing Date;

(viii) any claim by any Person set forth on Schedule 6.2(a)(viii) or any other Person with respect to any error in the feature of the Company Product identified on Schedule 6.2(a)(viii);

(ix) defending any Third Party Claim, including the Special Litigation Matter, alleging the occurrence of facts or circumstances or raising claims that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification pursuant to any of the other provisions of this Section 6.2(a);

(x) any of the items set forth on Schedule 2.20 or which should have been set forth on Schedule 2.20, other than the Special Litigation Matter (which is addressed in Section 6.2(a)(xi));

(xi) the matter set forth on Schedule 2.20 under the heading “Special Litigation Matter” (the “Special Litigation Matter”); provided, however, that the provisions in this Section 6.2(a)(xi) with respect to the Special Litigation Matter shall not apply if there is a Special Litigation Matter Resolution prior to the Closing; and

(xii) any violation or potential violation by the Company or any of the Subsidiaries of any Export Laws which occurred prior to the Closing, including the Export Matters.

The Indemnification Escrow Amount shall be available only to reimburse the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to Section 6.2(a)(i)-(x) inclusive and Section 6.2(a)(xii) but not Section 6.2(a)(xi), and the Special Litigation Matter Escrow Amount shall be available only to reimburse the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to Section 6.2(a)(xi); provided, however, that from and after 11:59 PM Pacific time on the 24-month anniversary of the Closing Date the Indemnified Parties shall not be permitted to seek reimbursement from the Indemnification Escrow Amount for new indemnification claims first arising after such time except pursuant to Section 6.2(a)(i) with respect to the IP Representations.

6.3. Limitations.

(a) No claim may be made by any Indemnified Party for indemnification pursuant to Section 6.2(a) (other than (A) a claim for indemnification pursuant to any of clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (x), (xi) or (xii) of Section 6.2(a), (B) a claim for indemnification pursuant to clause (i) of Section 6.2(a) arising from any breach or inaccuracy of any of the Fundamental Representations or the IP Representations, or (C) a claim for indemnification pursuant to clause (ix) of Section 6.2(a) with respect to facts or circumstances or raising claims that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification in respect of claims relating to matters covered under foregoing clause (A) or clause (B), in each case for which a claim may be made without regard to the limitations in this Section 6.3(a)), unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to Section 6.2(a) exceeds US$1,587,500 (the “Threshold Amount”), at which time the Indemnified Parties shall be entitled to indemnification for all such Losses (including all Losses included within the Threshold Amount).

(b) The indemnification obligation of each Holder for money damages pursuant to Section 6.2(a), other than with respect to (A) a claim for indemnification pursuant to any of clauses (ii), (iii), (iv), (v), (vi), (vii), (x) or (xi) of Section 6.2(a), (B) a claim for indemnification pursuant to clause (i) of Section 6.2(a) arising from any breach or inaccuracy of any of the Fundamental Representations, or (C) a claim for indemnification pursuant to clause (ix) of Section 6.2(a) with respect to facts or circumstances or raising claims that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification in respect of claims relating to matters covered under foregoing clause (A) or clause (B) (in each case, for which a claim may be made without regard to the limitations in this Section 6.3(b)), shall be limited to such Holder’s Pro Rata Share of the Indemnification Escrow Amount.

(c) The indemnification obligation of each Holder for money damages pursuant to Section 6.2(a) with respect to (A) a claim for indemnification pursuant to Section 6.2(a)(xi) or (B) a claim for indemnification pursuant to clause (ix) of Section 6.2(a) with respect to facts or circumstances or raising claims that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification in respect of claims relating to matters covered under foregoing clause (A), shall be limited to the aggregate of such Holder’s Pro Rata Share of the Special Litigation Escrow Amount and shall not be recoverable from the Indemnification Escrow Amount.

(d) The indemnification obligation of each Holder for money damages pursuant to Section 6.2(a) with respect to (A) a claim for indemnification pursuant to any of clauses (ii), (iii), (iv), (v), (vi), (vii) or (x) of Section 6.2(a), (B) a claim for indemnification pursuant to clause (i) of Section 6.2(a) arising from any breach or inaccuracy of any of the Fundamental Representations, or (C) a claim for indemnification pursuant to clause (ix) of Section 6.2(a) with respect to facts or circumstances or raising claims that, if true, regardless of the outcome of such defense, would entitle an Indemnified Party to indemnification in respect of claims relating to matters covered under foregoing clause (A) or clause (B) shall be limited to the aggregate of such Holder’s Merger Consideration plus such Holder’s Company Warrant Payments actually received pursuant to this Agreement and the Merger (including deemed receipt of such Holder’s Pro Rata Share of the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount).

(e) The aggregate indemnification obligation of each Holder for money damages pursuant to Section 6.2(a) shall be in its entirety limited to the aggregate of such Holder’s Merger Consideration plus such Holder’s Company Warrant Payments actually received pursuant to this Agreement and the Merger (including deemed receipt of such Holder’s Pro Rata Share of the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount).

(f) Any Losses as to which indemnification provided for in Section 6.2(a) may apply shall be determined net of any actual cash recovery actually received by an Indemnified Party with respect to insurance specifically with respect to the specific matter for which indemnification is sought, less any current or prospective costs associated with obtaining such recovery. This Section 6.3(f) shall not imply and shall not be construed to imply any obligation on the part of any Person to seek or pursue any such recovery and the failure to seek or pursue any such recovery shall not be a defense to any indemnification obligation hereunder.

(g) Subject to Section 6.3(h), Buyer, Merger Sub and the Indemnified Parties agree (i) that their sole and exclusive remedy for money damages for any matters relating to the Merger, this Agreement and any certificate, document or instrument delivered in connection with this Agreement or pursuant hereto and any negotiations or diligence related to any of the foregoing shall be the rights to indemnification set forth in this Article VI and (ii) that they shall not have any right to indemnification pursuant to Section 6.2(a)(i) with respect to any representation or warranty, express or implied, at law or in equity, made by the Company other than representations and warranties of the Company set forth herein (including, and as qualified by, the Company Schedules) or in any certificate or document executed and delivered pursuant to this Agreement.

(h) Notwithstanding anything in this Article VI to the contrary, nothing in this Agreement shall limit (1) any right or remedy for fraud, or (2) any equitable remedy, including a preliminary or permanent injunction or specific performance.

(i) The disclosures set forth in the Company Schedules shall not have any affect on or in any other way limit or qualify the indemnification provisions set forth in Sections 6.2(a)(ii)-(xii) which shall have independent effect regardless of any disclosure in the Company Schedules or otherwise.

6.4. Procedures.

(a) General. If an Indemnified Party desires to bring a claim for indemnification hereunder, such Indemnified Party (or Buyer, on such Indemnified Party’s behalf) shall first deliver to the Holder Representative a certificate (a “Claim Certificate”) that:

(i) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii) specifies in reasonable detail, to the extent practicable and available, the Losses included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b) Objections. If the Holder Representative objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Holder Representative shall deliver a written notice specifying in reasonable detail (to the extent such information is available to the Holder Representative at such time) the basis for such objection and the amount in dispute to the Indemnified Party within thirty (30) days after receipt by the Holder Representative of such Claim Certificate. Thereafter, the Holder Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Holder Representative has objected. If the Indemnified Party and the Holder Representative agree with respect to any of such claims, the Indemnified Party and the Holder Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Indemnified Party and the Holder Representative fail to agree as to any particular item or items or amount or amounts, then after the sixty (60)-day period referred to above each party shall be entitled to pursue its available remedies for resolving the claim for indemnification. Any settlement without the consent of the Holder Representative shall not be determinative of the amount of indemnifiable Losses pursuant to Section 6.2(a).

(c) Third Party Claims. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any claim brought by any third party, including the Special Litigation Matter (a “Third Party Claim”); provided, however, that any settlement of any such Third Party Claim shall be effected with the prior written consent of the Holder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but if such consent is unreasonably withheld, conditioned or delayed then, with respect to any Third Party Claim other than the Special Litigation Matter, such consent shall not be required. If any such action or claim is so settled with the consent of the Holder Representative, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss to which the Indemnified Party is entitled pursuant to Section 6.2(a) relating thereto, including costs and expenses (internal and out-of-pocket), including attorneys’ fees and expenses, and expenses of investigation and defense, in each case, incurred in connection with and/or pursuit of such final judgment or settlement. If any such action or claim is so settled without the consent of the Holders Representative, such settlement shall not be determinative of whether any Indemnifiable Party is entitled to recover any Loss under this Article VI or, if such Indemnifiable Party is entitled to recover any Losses, the amount of such Losses. The Indemnified Party shall (i) use its commercially reasonable efforts to provide information regarding any such Third Party Claim, excluding any attorney-client privileged information, to the Holder Representative as may be reasonably requested from time-to-time by the Holder Representative and (ii) consult with the Holder Representative regarding the defense of any such Third Party Claim; provided, however, that any such consultation shall in no way limit or be deemed to limit the Indemnified Party’s right to conduct the defense of such Third Party Claim in its sole discretion.

(d) Holder Defense; Settlement. In the event the Indemnified Party elects not to defend the Third Party Claim, the Holder Representative may defend such claim at the Holders’ sole cost and expense with counsel selected by the Holder Representative, such counsel to be reasonably acceptable to the Indemnified Party. In such event, neither the Holders nor the Holder Representative shall have any right to settle, adjust or compromise any Third-Party Claim without the express written consent of the Indemnified Party against whom the Third-Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed, but if such consent is unreasonably withheld, conditioned or delayed then such consent shall not be required.

(e) Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Holder Representative did not object in writing by 11:59 PM Pacific time on the thirtieth (30th) day following the receipt by the Holder Representative of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 6.4(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration between the Indemnified Party and the Holder Representative or of a final non-appealable judicial determination between the Indemnified Party and the Holder Representative are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Parties shall be entitled to payment for any Agreed Claims within five (5) Business Days of the determination of the amount of any such Agreed Claims.

(f) Timing of Claim Certificate. The Indemnified Parties shall be entitled to determine the timing of delivery of any Claim Certificate in their sole discretion, provided that the Claim Certificate is delivered prior to the earlier of (a) the end of the statute of limitations for such claim for indemnification (but in no event prior to the expiration of the statute of limitations that would apply to any Third Party Claim with respect to such claim) or (b) the survival period of the applicable representation, warranty or covenant set forth in Section 6.1. No delay in providing such Claim Certificate shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Holder Representative or the Holders are materially prejudiced thereby. Notwithstanding the foregoing, a Claim Certificate with respect to a claim for indemnification pursuant to Section 6.2(a)(ix) must be brought within the survival period of the underlying Third Party Claim to which such Losses from the defense of which relate.

6.5. Merger Consideration Adjustment. Buyer, the Surviving Corporation, the Holder Representative and the Holders agree to treat each indemnification payment pursuant to this Article VI as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

6.6. Holder Representative; Power of Attorney.

(a) Appointment; Authority. By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders and by execution of a Company Warrant Termination Letter by each Company Warrant Holder, each Holder (regardless of whether or not such Holder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the Agreement Date, Shareholder Representative Services LLC (together with its permitted successors, the “Holder Representative”), as his, her or its true and lawful agent and attorney-in-fact to enter into any Related Agreement and any other agreement in connection with the Transactions, and to: (i) give and receive notices and communications to or from Buyer (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the Transactions and other matters contemplated hereby or thereby; (ii) authorize deliveries (including by means of not objecting to claims) to Buyer of cash from the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount; (iii) object to any claims pursuant to Section 6.4; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party, against any such Holder or by any such Holder against any Indemnified Party or any dispute between any Indemnified Party and any such Holder, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; (vi) amend this Agreement, the Escrow Agreement or any other Related Agreement or any other agreement referred to herein or contemplated hereby; (vii) take any and all actions and do any and all things which this Agreement specifies that the Holder Representative can or shall do and (viii) take all actions necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Holder Representative may be replaced from time to time by the holders of a majority in interest of the Indemnification Escrow Amount plus the Special Litigation Escrow Amount upon not less than ten days’ prior written notice to Buyer and with Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed. No bond shall be required of the Holder Representative. Notices or communications to or from the Holder Representative shall constitute notice to or from each of the Holders. The Holder Representative accepts its appointment hereunder.

(b) No Liability. The Holder Representative shall not be liable to any Holder for any act done or omitted under this Agreement or under the Escrow Agreement as the Holder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Holders shall severally, and not jointly, indemnify the Holder Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Holder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder in each case as such loss, liability or expense is incurred or suffered; provided that in the event it is finally adjudicated that such loss, liability or expense or any portion thereof was primarily caused by the gross negligence or bad faith of the Holder Representative, the Holder Representative will reimburse the Holders the amount of such indemnified loss, liability or expense attributable to such gross negligence or bad faith. If not paid directly to the Holder Representative by the Holders, any such losses, liabilities or expenses may be recovered by the Holder Representative from (i) the funds in the Holder Representative Escrow Amount and (ii) the portions of the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount otherwise distributable to the Holders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Holder Representative to the Escrow Agent; provided that while this section allows the Holder Representative to be paid from the Indemnification Escrow Amount, the Special Litigation Escrow Amount and the Holder Representative Escrow Amount, this does not relieve the Holders from their obligation to promptly pay such indemnified losses, liabilities and expenses as they are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to it at law or otherwise.

(c) Notice. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Holder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Holders and shall be final, binding and conclusive upon each Holder; and Buyer, each Indemnified Party and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every Holder. Buyer, each Indemnified Party and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Holder Representative.

(d) Holder Representative Escrow Amount. The Holder Representative Escrow Amount shall be available solely to reimburse the Holder Representative for any costs and expenses reasonably and actually incurred by the Holder Representative in connection with the administration of its duties and fulfillment of its obligations hereunder, and shall be released to the Holders and the Holder Representative, as the case may be, pursuant to the terms of this Section 6.6 and the Escrow Agreement. The remainder of the Holder Representative Escrow Amount, if any, shall be paid to the Holders promptly (and in any event within ten (10) Business Days) upon the latter of the release of the Indemnity Escrow Amount and the Special Litigation Escrow Amount in accordance with each such Holder’s Pro Rata Share; provided that if there are any pending but unresolved indemnification claims of any Indemnified Persons, then all amounts shall remain in escrow and remain available for release to the Holder Representative until all indemnification claims have been finally resolved and the Holder Representative has been reimbursed in full for all costs and expenses reasonably and actually incurred in connection with the administration of its duties and fulfillment of its obligations hereunder. The Holder Representative Escrow Amount shall be released to the respective Holders in proportion to their respective Pro Rata Shares of the Holder Representative Escrow Amount.

(e) Role of Holder Representative. Without limiting the generality or effect of Section 6.6, any and all claims and disputes between or among any Indemnified Party, the Holder Representative and/or any one or more Holders relating to this Agreement, the Escrow Agreement or the Transactions shall in the case of any claim or dispute asserted by or against or involving any such Holder (other than any claim against or dispute with the Holder Representative), be asserted or otherwise addressed solely by the Holder Representative on behalf of such Holder (and not by such Holder acting on his, her or its own behalf).

6.7. No Subrogation. Following the Closing, no Holder shall have any right of indemnification, contribution or subrogation against the Company or any of the Subsidiaries with respect to any indemnification payment made by or on behalf of any Holder under Section 6.2 if the Merger and the Transactions are consummated, except with respect to the obligation of the Company to its directors and officers pursuant to Section 4.15, its Certificate of Incorporation and any indemnity agreements between the Company and its directors and officers.

6.8. No Prejudice. The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Buyer or Merger Sub or any agent of Buyer or Merger Sub with respect to, or any knowledge acquired (or capable of being acquired) by Buyer or Merger Sub or any agent of Buyer or Merger Sub at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Indemnified Party shall be required to show that it relied on any (and each Indemnified Party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of the Company in order to be entitled to indemnification pursuant to this Article VI. The waiver by Buyer or Merger Sub of any of the conditions set forth in Article V will not affect or limit the provisions of this Article VI.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1. Termination. This Agreement may be terminated and the Merger and other Transactions abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Stockholders, as follows and in no other manner:

(a) by written agreement of the Company and Buyer;

(b) by either Buyer or the Company if: (i) the Closing Date has not occurred by December 31, 2012 (the “Termination Date”) (which date shall be automatically extended to March 31, 2013 in the event that on the Termination Date all of the conditions to Closing set forth in Article V are capable of satisfaction on such date or have been waived, other than the condition in Section 5.1(b) or 5.1(c) because of an ongoing antitrust or competition matter (the “Extended Termination Date”)); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the proximate cause of, or directly resulted in, the failure of the Closing Date to occur on or before the Extended Termination Date and such action or failure constitutes a breach of this Agreement; (ii) there shall be a final non-appealable order of a Governmental Entity in effect preventing consummation of the Merger; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(c) by Buyer if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity, which would: (i) prohibit Buyer’s or Merger Sub’s or any Subsidiary’s ownership or operation of any portion of the business of the Company or any of the Subsidiaries or (ii) compel Buyer or any of its Affiliates or the Company to dispose of or hold separate, as a result of the Transactions, any portion of the business or assets of Buyer or any of its Affiliates or the Company and the Subsidiaries;

(d) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 5.3(a) or 5.3(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Extended Termination Date, then Buyer may not terminate this Agreement under this Section 7.1(d) prior to the earlier of the Extended Termination Date and the date that is thirty (30) days following the Company’s receipt of written notice from Buyer of such breach, it being understood that Buyer may not terminate this Agreement pursuant to this Section 7.1(d) if such breach by the Company is cured within such period so that the conditions would then be satisfied;

(e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer or Merger Sub and as a result of such breach the conditions set forth in Section 5.2(a) or 5.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Buyer prior to the Extended Termination Date, then the Company may not terminate this Agreement under this Section 7.1(e) prior to the earlier of the Extended Termination Date and the date that is thirty (30) days following Buyer’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Buyer is cured within such period so that the conditions would then be satisfied; or

(f) by Buyer if there is a Company Material Adverse Effect, other than an Excluded Company Material Adverse Effect.

7.2. Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 4.3 and 4.4, this Section 7.2 and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement.

7.3. Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Buyer and the Company. Except as is otherwise required by applicable Law, after the Closing this Agreement may be amended at any time by execution of an instrument in writing signed by Buyer and the Holder Representative.

7.4. Extension; Waiver. At any time prior to the Effective Time, Buyer, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. From and after the Effective Time, Buyer, on the one hand, and the Holder Representative, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

DEFINITIONS, CONSTRUCTION, ETC.

8.1. Definitions. For purposes of this Agreement:

“Accounting Referee” is defined in Section 1.6(f).

“Acquisition Expenses” means all fees and expenses accrued, incurred or paid by or on behalf of the Company or any of the Subsidiaries in connection with the Merger and the other Transactions, including all legal, accounting, investment banking (including amounts paid or payable to the Persons set forth on Schedule 2.24), tax and financial advisory and all other fees and expenses of third parties accrued, incurred or paid in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions regardless of whether such fees and expenses have been or are paid prior to, on or after the Closing.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Aggregate Option Exercise Price” means the aggregate of the exercise prices of all Company Options that are outstanding as of immediately prior to the Effective Time.

“Aggregate Warrant Exercise Price” means the aggregate of the exercise prices of all Company Warrants that are outstanding as of immediately prior to the Effective Time.

“Agreed Claims” is defined in Section 6.4(e).

“Agreement” is defined in the Preamble.

“Agreement Date” is defined in the Preamble.

“Allocation Certificate” is defined in Section 1.6(d).

“Antitrust Filings” is defined in Section 4.6(a).

“Antitrust Laws” is defined in Section 2.4(a).

“Applicable Article II Provision” is defined in Article II.

“Balance Sheet Date” is defined in Section 2.7(a).

“Banker Fee” is defined in Section 2.24.

“Base Working Capital Amount” means negative Fourteen Million Dollars (-$14,000,000).

“BIS” is defined in Section 2.19(d).

“Business Day” means any day of the year on which national banking institutions in the State of Florida are open to the public for conducting business and are not required to close.

“Buyer” is defined in the Preamble.

“Buyer Adjustment Amount” is defined in Section 1.6(e)(iii).

“Buyer Common Stock” means the common stock of Buyer, par value $.001 per share.

“Buyer Equity Incentives” is defined in Section 4.18.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer or Merger Sub to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the Transactions.

“CCC” is defined in Recital A.

“Certificate of Merger” is defined in Section 1.2.

“Certificates” is defined in Section 1.8(b).

“Change in Control Agreement” is defined in Section 2.17.

“Claim Certificate” is defined in Section 6.4(a).

“Closing” is defined in Section 1.2.

“Closing Date” is defined in Section 1.2.

“Closing Date Balance Sheet” is defined in Section 1.6(e)(i).

“Closing Indebtedness” is defined in Section 1.6(e)(i).

“Closing Working Capital” is defined in Section 1.6(e)(i).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Co-Employer” means any Person that is or was considered to be a co-employer with the Company or any of the Subsidiaries.

“Company” is defined in the Preamble.

“Company Authorizations” is defined in Section 2.30.

“Company Balance Sheet” is defined in Section 2.7(a).

“Company Board” means the board of directors of the Company.

“Company Board Approval” is defined in Recital B.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.

“Company Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as in effect immediately prior to the Effective Time.

“Company Common Stock” is defined in Section 2.6(a).

“Company Employee Plan” means any plan, program, scheme, policy, practice or Contract providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, retirement or pension, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, voluntarily or statutorily payable, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of the Subsidiaries or ERISA Affiliates or any Co-Employer for the benefit of any Employee or consultant or independent contractor, or pursuant to which the Company or any of the Subsidiaries has or may have any liability, contingent or otherwise, including but not limited to by reason of being or having been treated as a single employer with any ERISA Affiliate under Section 414 of the Code or Section 4001(b) of ERISA.

“Company Financial Statements” is defined in Section 2.7(a).

“Company Incentive Plans” is defined in Section 2.6(b)(i).

“Company Intellectual Property” means any Intellectual Property that has been used, is used or is held for use in the business of the Company or any of the Subsidiaries as previously conducted, as currently conducted or as currently proposed by the Company to be conducted.

“Company Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, financial condition, operations or results of operations of the Company and the Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Merger and the other Transactions in a timely manner.

“Company Options” means all outstanding stock options, including all those granted or issued under the Company Incentive Plans.

“Company Option Payment” is defined in Section 4.14(b).

“Company Patents” is defined in Section 2.14(a)(ii).

“Company Preferred Stock” is defined in Section 2.6(a).

“Company Products” is defined in Section 2.15(a).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property (i) owned by, assigned to or under obligation of assignment to, or filed in the name of the Company or any of the Subsidiaries or (ii) owned by, assigned to or under obligation of assignment to, or filed in the name of any Stockholder or any of its Affiliates (other than the Company or any of the Subsidiaries) and included in the Company Intellectual Property.

“Company Restricted Stock” means all shares of Company Capital Stock subject to a right of repurchase or similar vesting arrangement.

“Company Schedules” is defined in Article II.

“Company Security” means all outstanding shares of Company Capital Stock, or any other outstanding voting securities or other equity or ownership interests of the Company.

“Company Stock Rights” means collectively (i) all outstanding Company Options, (ii) all outstanding Company Warrants and (iii) all other outstanding Security Rights with respect to Company Securities. For purposes of this definition, shares of Company Preferred Stock shall not be considered Company Stock Rights.

“Company Warrant” is defined in Section 2.6(b)(ii).

“Company Warrant Holder” is defined in Section 2.6(b)(ii).

“Company Warrant Payment” is defined in Section 4.14(d).

“Company Warrant Termination Letter” is defined in Section 4.14(d).

“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge, after due inquiry, of each of the Persons listed on Schedule 8.1(a), including any facts or circumstances that would be known by any of the foregoing Persons after review of this Agreement and the Company Schedules.

“Continuing Employee” means each Employee or consultant who accepts an offer of employment with Buyer, executes and delivers each Offer Package Agreement and actually becomes employed with Buyer.

“Contract” means any legally binding written, oral, implied or other agreement, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, statement of work, insurance policy, benefit plan, scheme, commitment, covenant, assurance or undertaking of any nature.

“Determination Date” is defined in Section 1.6(e)(iii).

“DGCL” is defined in Recital A.

“Disclosable Contract” means each Contract set forth (including by cross-reference) or required to be set forth on Schedule 2.12, Schedule 2.14, Schedule 2.15 or Schedule 2.16.

“Dissenting Share Payments” means (x) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (y) any costs or expenses (including attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares.

“Dissenting Shares” is defined in Section 1.7(a).

“Distribution” means a declaration, setting aside or payment by the Company or any of the Subsidiaries of any dividend or other distribution (whether in cash, equity or property) or other transfer of value on or with respect to, or redemption, purchase or other acquisition by the Company or any of the Subsidiaries of, any Company Security, any Subsidiary Security or any Security Right with respect thereto.

“DOL” means the United States Department of Labor.

“Effective Time” is defined in Section 1.2.

“Employee” means any current, former, or retired employee, officer, manager, or director of the Company or any of the Subsidiaries, including any current, former or retired employee, officer, manager or director co-employed by the Company or any of the Subsidiaries and a Co-Employer.

“Employment Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, assignment letter, visa, work permit or similar Contract between the Company, any of the Subsidiaries or any Affiliate and any Employee, consultant, contractor or advisor.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of the Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Erroneous Party” is defined in Section 1.6(f).

“Escrow Agent” means Wells Fargo Bank, National Association, or such other Person selected as an escrow agent by Buyer and reasonably acceptable to the Company.

“Escrow Agreement” is defined in Section 1.6(c).

“Estimated Closing Date Balance Sheet” is defined in Section 1.6(d)(i).

“Estimated Indebtedness” is defined in Section 1.6(d)(i).

“Estimated Working Capital” is defined in Section 1.6(d)(i).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Company Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition, operations or results of operations of the Company and the Subsidiaries taken as a whole that is caused by and would not have occurred but for (i) changes in economic conditions generally, (ii) changes in general political conditions, including any acts of war or terrorist activities, (iii) changes in Laws or other binding directives issued by any Governmental Entity, and (iv) any action taken, or failure to take action, by the

Company or any of the Subsidiaries to which Buyer has consented in writing, so long as in each of the cases set forth in clauses (i), (ii) and (iii), the Company and the Subsidiaries are not disproportionately affected by such changes as compared to other companies in the Company’s industry.

“Export Laws” is defined in Section 2.19(b).

“Export Matters” means the matters set forth on Schedule 2.19.

“Extended Termination Date” is defined in Section 7.1(b).

“401(k) Plans” is defined in Section 4.11(c).

“Fully Diluted Common Stock Outstanding” means, without duplication, at the Effective Time: (i) the aggregate number of shares of Company Common Stock issued and outstanding; plus (ii) the aggregate number of shares of Company Common Stock issuable in respect of issued and outstanding shares of Company Preferred Stock; plus (iii) the aggregate number of shares of Company Common Stock issuable upon the cash exercise of all outstanding Company Options (whether or not then exercisable); plus (iv) the aggregate number of shares of Company Common Stock issuable in respect of the cash exercise of all Company Warrants exercisable for shares of Company Common Stock plus the aggregate number of shares of Company Common Stock issuable upon the assumed conversion of the aggregate number of shares of Company Preferred Stock issuable in respect of the cash exercise of all outstanding Company Warrants that are exercisable for shares of Company Preferred Stock; plus (v) the aggregate number of shares of Company Common Stock issuable upon the conversion or cash exercise of any other Company Stock Rights outstanding (whether or not then exercisable).

“Fundamental Representations” is defined in Section 6.1(a).

“GAAP” is defined in Section 2.7(a).

“Government Contract” means any Contract between, on the one hand, the Company or any of the Subsidiaries and, on the other hand: (i) the United States government or any other Governmental Entity, (ii) any prime contractor to the United States government or any other Governmental Entity or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii).

“Governmental Entity” means any (i) European Union, federal, national, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory (including, in the case of the People’s Republic of China, the Special Administrative Region of Hong Kong), county, municipality, district or other juridical or political body, or any grouping, alliance or federation of the foregoing; (ii) public primary, secondary or higher educational institution; (iii) labor or social security bodies; or (iv) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Material” is defined in Section 2.23(a).

“Hazardous Materials Activities” is defined in Section 2.23(b).

“Holder Adjustment Amount” is defined in Section 1.6(e)(iii).

“Holder Representative” is defined in Section 6.6(a).

“Holder Representative Escrow Amount” means an amount in cash equal to $300,000, together with all interest or any other income earned thereon.

“Holders” means the Stockholders and the Company Warrant Holders.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date); and “Indebtedness” shall include the Loans.

“Indemnification Escrow Amount” means an amount in cash equal to $43,500,000, together with all interest or any other income earned thereon.

“Indemnified D&Os” is defined in Section 4.15(a).

“Indemnified Parties” is defined in Section 6.2(a).

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and non-United States patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, domain names, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; (ix) all actions and rights to sue at law or in equity for past, present or future infringement or other impairment of any of the foregoing including the right to receive all proceeds and damages there from; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Investor Agreements” means, collectively, the following: (i) Amended and Restated Investor Rights Agreement dated November 12, 2004, (ii) Amended and Restated Voting Agreement dated November 12, 2004, (iii) Amended and Restated First Refusal and Co-Sale Agreement dated November 12, 2004; (iv) Series A Preferred Stock Purchase Agreement dated March 2, 2001 between the Company and Sonera Corporation; and (v) Section 1, 2 and 3 of the Management Rights Letter dated October 27, 2000 between the Company and Benchmark Capital Partners IV, L.P..

“IP Representations” is defined in Section 6.1(a).

“IRS” means the United States Internal Revenue Service.

“Law” means any European Union, federal, national, state, foreign, local or other Governmental Entity law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, and any amendment, extension or re-enactment of any of the foregoing.

“Leases” is defined in Section 2.12(b).

“Lender” means each of (x) Silicon Valley Bank under the SVB Loan Agreements and (y) Partners for Growth III, L.P. under the PFG Loan Agreements.

“Letter of Transmittal” is defined in Section 1.8(b).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, assignment, right of first refusal, right of pre-emption, easement, restriction, reservation, servitude, proxy, voting trust, transfer restriction under any stockholder or similar Contract, or encumbrance of any nature whatsoever.

“Loan Agreements” means the SVB Loan Agreements and the PFG Loan Agreements, collectively

“Loans” means the SVB Loan and the PFG Loan, collectively.

“Losses” means losses, liabilities, deficiencies, royalties, damages (including solely with respect to Third Party Claims and not with respect to any other claims, punitive, special, exemplary, consequential, “lost profits” or similar damages paid to the third party), Taxes, fines, fees, interest and penalties, costs and expenses (internal and out-of-pocket), including reasonable attorneys’ fees and expenses, and expenses of investigation and defense.

“Merger” is defined in Recital A.

“Merger Consideration” is defined in Section 1.6(a).

“Merger Sub” is defined in the Preamble.

“Nondisclosure Agreement” is defined in Section 4.3.

“Nonstatutory Option” means any Company Option (or portion thereof) that is not an incentive stock option within the meaning of Section 422 of the Code.

“Offer Package Agreements” means Buyer’s form of (i) offer letter, (ii) Non-Disclosure and Proprietary Information Agreement, (iii) General Release (if applicable) and (iv) such other agreements and documents as Buyer requires generally of its employees.

“Officer Loans” means any loan set forth on Schedule 8.1(c).

“Offset Agreement and Payment Acknowledgments” means those certain Offset Agreement and Payment Acknowledgments with respect to the Officer Loans in form and substance acceptable to Buyer.

“Option Cancellation Letter” is defined in Section 4.14(b).

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, association, organization, limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, regulations, voting agreements and similar documents, instruments or Contracts relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Payment Agent” is defined in Section 1.8(a).

“Payoff Letter” is defined in Section 1.11.

“Per Share Merger Consideration” means the quotient obtained by dividing (x) the sum of the Merger Consideration plus the Aggregate Option Exercise Price plus the Aggregate Warrant Exercise Price by (y) the Fully Diluted Common Stock Outstanding.

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or which are being contested in good faith and for which an adequate reserve has been set forth on the Company Balance Sheet, (ii) any Lien that is a securities Law restriction on the transfer of any Company Security or Subsidiary Security, (iii) mechanic’s, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby and (iv) such other imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“PFG Loan” means all outstanding Indebtedness of the Company and the Subsidiaries due to Partners for Growth III, L.P. or any of its Affiliates pursuant to the PFG Loan Agreements, including all interest, fees, prepayment penalties or fees, reimbursement for costs, and any and all other amounts payable to Partners for Growth III, L.P. or any of its Affiliates in connection with the PFG Loan Agreements, including upon a prepayment or repayment of the PFG Loan in connection with the Closing.

“PFG Loan Agreements” means (i) the Loan and Security Agreement by and between the Company and Partners for Growth III, L.P., dated as of December 22, 2011, (ii) the Subordination Agreement between Silicon Valley Bank and Partners for Growth III, L.P., dated as of December 22, 2011, (iii) the Pledge and Security Agreement by and between Bytemobile International Corporation and Bytemobile Hong Kong Limited, in favor of Partners for Growth III, L.P., dated as of December 22, 2011, (iv) the Floating Charge by and between the Company and Partners for Growth III, L.P., dated as of December 22, 2011, (v) the Intellectual Property Security Agreement by and between the Company and Partners for Growth III, L.P., dated as of December 22, 2011, (vi) the Letter Agreement from the Company to Partners for Growth III, L.P. relating to Post-Closing Obligations under Loan Documents, dated December 22, 2011, (vii) the Deposit Account Control Agreement by and between Silicon Valley Bank, the Company, and Partners for Growth III, L.P., dated as of January 12, 2012, (viii) the Consent to Removal of Personal Property by and between Rovi Corporation as Sublessor, Partners for Growth III, L.P. and the Company, dated as of January 19, 2012, and (ix) any and all other security agreements, pledges, subordination agreements and any other Contracts related to the foregoing.

“Pre-Closing Special Litigation Matter Resolution Amount” means any amount that has not been paid as of the Closing in connection with the Special Litigation Matter Resolution if the Special Litigation Matter Resolution occurs prior to the Closing.

“PRC” shall mean the People’s Republic of China.

“Pro Rata Share” means, with respect to each Holder, a fraction (A) the numerator of which is the total portion of the Merger Consideration payable to such Holder pursuant to the Merger and this Agreement and (B) the denominator of which is the total of all the Merger Consideration payable to all Holders pursuant to the Merger and this Agreement.

“Proposal” is defined in Section 4.10.

“Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, hosting, and/or distribution of such software, or of other software used or developed with, incorporated into, derived from, or distributed with such software, that such software or other software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Real Property” is defined in Section 2.12(a).

“Registered Intellectual Property” means all United States, international and non-United States: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Related Agreements” is defined in Section 2.2(a).

“Required Employees” means those Persons named on Schedule 8.1(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Act Knowledge of the Company” means that level of knowledge and intent of any of the Persons listed on Schedule 8.1(a) sufficient to constitute “scienter” supporting liability under Rule 10b-5 promulgated under the Exchange Act.

“Security Right” means, with respect to any Company Security or any Subsidiary Security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, Contract, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. “Security Right” includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting, and includes rights conferred by any Law, the Company’s or any of the Subsidiaries’ Organizational Documents or by Contract.

“Series A Preferred Stock” is defined in Section 2.6(a).

“Series A-1 Preferred Stock” is defined in Section 2.6(a).

“Series B Preferred Stock” is defined in Section 2.6(a).

“Series C Preferred Stock” is defined in Section 2.6(a).

“Services” is defined in Section 2.15(b).

“Services Agreements” is defined in Section 2.15(b).

“Shanghai JV” means Bytemobile China Communications Co., Limited, an equity joint venture entered into pursuant to the Sino-foreign Equity Joint Venture Law of the People’s Republic of China.

“Signing Employee Agreements” is defined in Recital D.

“Signing Employees” is defined in Recital D.

“Soliciting Materials” is defined in Section 4.17(b).

“Special Litigation Escrow Amount” means an amount in cash equal to $20,000,000, together with all interest or any other income earned thereon.

“Special Litigation Matter” is defined in Section 6.2(a)(xi).

“Special Litigation Matter Resolution” means (1) complete execution of the Mutual Release And Non-Exclusive Patent License Agreement between Realtime Data, LLC D/B/A IXO and the Company in the form provided to Buyer on May 30, 2012; and (2) dismissal with prejudice of all claims asserted in Realtime Data, LLC dba IXO v. MetroPCS Texas, LLC., et al., CA No. 6:10-cv-00493 LED-JDL against MetroPCS Wireless, Inc., MetroPCS Texas, LLC , AT&T, Inc., AT& T Mobility LLC, and Cricket Communications, Inc. a/k/a Cricket Wireless, Inc.

“Stockholder” means any holder of a share of Company Capital Stock.

“Straddle Period” is defined in Section 4.13(d).

“Subsidiary” is defined in Section 2.5(a).

“Subsidiary Securities” is defined in Section 2.5(b).

“Support Agreements” is defined in Section 2.14(s).

“Surviving Corporation” is defined in Section 1.1.

“SVB Loan” means all outstanding Indebtedness of the Company and the Subsidiaries due to Silicon Valley Bank or any of its Affiliates pursuant to the SVB Loan Agreements, including all interest, fees, prepayment penalties or fees, reimbursement for costs, and any and all other amounts payable to Silicon Valley Bank or any of its Affiliates in connection with the SVB Loan Agreements, including upon a prepayment or repayment of the SVB Loan in connection with the Closing.

“SVB Loan Agreements” means (i) the Third Amended and Restated Loan and Security Agreement by and between the Company and Silicon Valley Bank, dated as of March 30, 2007,

as amended, (ii) the Control Agreement by and between the Company as Account Holder, Silicon Valley Bank as Secured Party, and Salomon Smith Barney Inc. April 29, 2003, (iii) the Securities Account Control Agreement by and between the Company as Customer, Silicon Valley Bank, as Creditor, SVB Securities and Bank of America Securities LLC as Clearing Broker April 30, 2003, (iv) the Negative Pledge Agreement by and between the Company and Silicon Valley Bank, dated as of April 29, 2003, (v) the Subordination Agreement between Silicon Valley Bank and Partners for Growth III, L.P., dated as of December 22, 2011, (vi) the Deposit Account Control Agreement by and between Silicon Valley Bank, the Company, and Partners for Growth III, L.P., dated as of January 12, 2012, and (vii) any and all other security agreements, pledges, subordination agreements and any other Contracts related to the foregoing.

“Tax” means any European Union, federal, national, state, local or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, business, use, ad valorem, value added, net worth, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, unemployment, escheat, social security, employer’s national insurance contribution, excise, severance, stamp, documentary, occupation, premium, property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty, tax on professionals, trade and employment or other tax, governmental fee, duty, deduction, impost, levy, fee or other like assessment or charge of any kind whatsoever in the nature of Taxes (including any Tax imposed under Section 1374 of the Code, and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law)), as a transferee or successor, by Contract or otherwise, together with all interest, penalties, surcharges, fines, additions to tax and additional amounts with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.

“Tax Returns” means all returns, declarations, reports, forms, claims for refund, information statements, reports, accounts, computations, assessments, registrations and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, filed or required to be filed with a Tax Authority.

“Termination Date” is defined in Section 7.1(b).

“Third Party Claim” is defined in Section 6.4(c).

“Third Party Platform” is defined in Section 2.16(a)(xxi).

“Threshold Amount” is defined in Section 6.3(a).

“Transaction Approvals” is defined in Section 2.2(a).

“Transactions” is defined in Section 1.2.

“2000 Plan” is defined in Section 2.6(b)(i).

“2010 Plan” is defined in Section 2.6(b)(i).

“Working Capital” means, as of 11:59 PM Pacific time on the Closing Date, the consolidated total current assets of the Company and the Subsidiaries (including cash and cash equivalents and accounts receivable with related allowances for doubtful accounts) minus the consolidated total current liabilities of the Company and the Subsidiaries (determined in accordance with GAAP and the Company’s historical accounting policies); provided, however, that current liabilities shall (i) include (A) all deferred revenues (including non-current deferred revenues) of the Company and the Subsidiaries (determined in accordance with GAAP and the Company’s historical accounting policies), (B) all Acquisition Expenses to the extent not paid prior to the Closing, (C) all accrued but unpaid vacation, holiday or other paid-time-off and (D) all other current liabilities to the extent not paid prior to the Closing and (ii) exclude (A) any Indebtedness and (B) the Pre-Closing Special Litigation Matter Resolution Amount, if any, to the extent (but only the extent) that the Pre-Closing Special Litigation Matter Resolution Amount actually reduces the Merger Consideration pursuant to Section 1.6(a)(4).

“Working Capital Deficiency” means the absolute value of the amount (if any) by which the Estimated Working Capital is less than the Base Working Capital Amount.

“Working Capital Excess” means the absolute value of the amount (if any) by which the Estimated Working Capital exceeds the Base Working Capital Amount.

ARTICLE IX

GENERAL PROVISIONS

9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one (1) Business Day after dispatch or (iii) if delivered by registered or certified mail (return receipt requested) or by first class mail, three (3) Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer or Merger Sub, to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

Attention: General Counsel

Facsimile: (954) 267-2862

with a copy (which shall not constitute notice) to:

Citrix Systems, Inc.

14 Crosby Drive

Bedford, Massachusetts 01730

Attention: Associate General Counsel

Facsimile: (781) 301-0050

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP

One Federal Street

Boston, Massachusetts 02110

Attention: Steven C. Browne

Facsimile: (617) 951-8736

(b)	if to the Company, to:

Bytemobile, Inc.

2860 De La Cruz Boulevard

2nd Floor

Santa Clara, CA 95050

Attention: President

Facsimile: (408) 327-7701

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention: Cynthia C. Hess and R. Gregory Roussel

Facsimile: (650) 938-5200

(c)	if to the Holder Representative, to:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention:	Managing Director
Email:	deals@shareholderrep.com
Facsimile:	(415) 962-4147
Phone:	(415) 367-9400

9.2. Construction. For purposes of this Agreement:

(a) Whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and exhibits and schedules to this Agreement, or to the Company Schedules, as the context may require. References to “Schedule” or “Schedules” are intended to refer to the Company Schedules. The Company Schedules shall be deemed a part of, and is incorporated by reference into, this Agreement.

(e) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) References to “Dollars” and “$” mean dollars in lawful currency of the United States of America.

(g) All references to accounting terms shall be interpreted in accordance with GAAP unless otherwise specified.

9.3. Entire Agreement. The Nondisclosure Agreement, this Agreement, the Related Agreements, the schedules and Exhibits hereto and thereto, the Company Schedules, and the documents and instruments executed and delivered other agreements among the parties hereto and referenced herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, negotiations, representations and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.4. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.6. Expenses. In the event the Merger is not consummated, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties shall be the obligation of the party incurring such fees and expenses.

9.7. Successors and Assigns; Assignment; Parties in Interest.

(a) This Agreement shall be binding upon each Holder and each of such Holder’s personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and Buyer and Merger Sub and their respective successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto, the Indemnified D&Os and the Indemnified Parties and the respective successors and assigns (if any) of the foregoing. No obligation of the Company in this Agreement shall become an obligation of the Surviving Corporation after the Effective Time.

(b) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer and the Company, except that Buyer may assign its rights and delegate its obligations hereunder to any Affiliate without the Company’s or any other Person’s consent; provided, however, that if Citrix Systems, Inc. elects to designate one of its Affiliates as the Buyer prior to Closing, Citrix Systems, Inc. will unconditionally guarantee all obligations of such Affiliate.

(c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a party hereto any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit the Indemnified Parties and the Indemnified D&Os, each Indemnified Party and each Indemnified D&O shall be deemed an intended third-party beneficiary of this Agreement and this Agreement shall be enforceable by the Indemnified Parties and the Indemnified D&Os. Except as set forth in this Section 9.7(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.

9.8. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

9.9. Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply.

(b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in any state or federal court located in the County of New Castle, Delaware. Each party hereto (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of

Delaware, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 9.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) The Holders and Holder Representative agree that, if any claim, action suit or proceeding is commenced against any Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Holders and Holder Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

9.10. Certain Waivers.

(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) EXCEPT AS SET FORTH IN THE DEFINITION OF “LOSSES”, AND AS SET FORTH IN SECTION 7.2 EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR SIMILAR DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

(c) EACH OF THE HOLDER REPRESENTATIVE, THE COMPANY, BUYER AND MERGER SUB (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11. Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.12. Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of Buyer, Merger Sub, the Company and the Holder Representative have executed this Agreement or have caused this Agreement to be executed by their duly authorized respective representatives, all as of the Agreement Date.

CITRIX SYSTEMS, INC.,		BYTEMOBILE, INC.,
a Delaware corporation		a Delaware corporation

By:	/S/ David J. Henshall	By:	/S/ Hatim Tyabji
	Name: David J. Henshall		Name: Hatim Tyabji
	Title: Executive Vice President, Operations and Chief Financial Officer		Title: President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Holder Representative:		BERINGER ACQUISITION CORPORATION, a Delaware corporation

		By:	/S/ Scott Herren
By:	/S/ Mark B. Vogel		Name: Scott Herren
	Name: Mark B. Vogel		Title: President
Title: Managing Director